UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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2022 Notice of Annual Meeting to Shareholders and Proxy Statement

PLAN | INVEST | PROTECT

VOYA FINANCIAL

April 14, 2022
Dear Fellow Shareholders:
On behalf of the Voya Financial, Inc. (the “Company” or “Voya”) Board of Directors (the “Board”), you are cordially invited to attend the Annual Meeting of Shareholders on Thursday, May 26, 2022.
Strategic Planning for Achieving Further Growth
We have a clear strategy at Voya—one that will enable us to achieve further growth by creating better health, wealth and investment outcomes for all of our customers. As a leading health, wealth and investment company, Voya is well positioned to deliver products, solutions and technology that address the growing needs of our customers. Specifically, we see continued demand among employers, employees and institutions for the kind of guidance, capabilities and insights that Voya can provide. With our significant scale, we believe we can continue to achieve organic growth by focusing on these needs of our workplace and institutional clients. This strategy will also lead to additional value creation for our shareholders. We have developed a clear path to further earnings per share (EPS) growth that will be driven by net revenue growth across our businesses, margin expansion and a disciplined approach to capital management. We will also continue to leverage our strong brand and award-winning culture to further distinguish Voya in the marketplace. Further, we have a talented and experienced management team that has a strong—and proven—track record of successful execution. Our management team—and our Board—are fully committed to advancing our strategy and we are excited about what it will enable us to deliver for our customers and our shareholders.
Voya’s Evolving Environmental, Social and Governance (ESG) Landscape
Voya is also focused on putting our unique talents, skills and voice to work to meet our shareholders’ evolving expectations in terms of our ESG performance. In 2021, we launched a company-wide initiative to create a clear and comprehensive view of our ESG work and develop a roadmap that aligns with our corporate strategy—one that integrates the perspectives of all of our stakeholders. Our company-wide ESG initiative follows our 2020 materiality assessment to identify key ESG issues and opportunities for our business and our industry with an eye toward the future. We have also established an Enterprise ESG Practice (ESG Practice) designed to further embed ESG throughout the company, which will help us better integrate and manage our risks, opportunities and performance.The ESG Practice has an oversight committee (ESG Committee) that includes senior leaders from across the organization and is responsible for the strategic direction of our ESG Practice. Among other things, and the ESG Committee reports such ESG-related risk matters of significance and topics raised by shareholders to the Nominating, Governance and Social Responsibility Committee.
Commitment to Diversity, Equity and Inclusion and Enhancing Human Capital
At Voya, our success is made possible by the contributions of everyone on our team—and our shared culture of diversity, equity and inclusion—where everyone can bring their whole self to work each day. As One Voya, we come together to listen to one another and take action—internally and externally. Voya’s DEI Task Force has accomplished a great deal since we launched it in 2020 and it continues to advance our work to embed DEI among our colleagues, clients and communities. The DEI Task Force leverages the strength of our Employee-Led Councils and has taken steps to reexamine our workforce to ensure that all of our employees feel valued and have access to equal opportunities. Given our leadership in this space, we also partner with other like-minded organizations to drive conversations, help with benchmarking and share metrics. We believe this enables us to all work together to drive meaningful change, at scale, and work together to close opportunity gaps—and drive our society forward.

Voya 2022 Proxy Statement	2

Voya’s Successful Response to the COVID-19 Pandemic
Despite the continued impact of the pandemic during 2021, we continued to execute on our business plans while also prioritizing the health and safety of our employees and clients. We recognize that the changes brought about by the pandemic are having—and will continue to have—an impact on the workplace. This has multiple implications for our clients, and we believe Voya’s strategy positions us well to continue to help both employers and their employees. However, the changes affecting the workplace are not just impacting our clients, but our employees too. As such, Voya is evolving into a world-class hybrid workplace model to meet the changing expectations and needs of our employees and our customers. We believe our prior investments in technology, as well as new measures to address the unique security requirements of a largely work-from-home environment, have enabled us to seamlessly remain connected to colleagues, clients and customers. Last year, we began to experiment with new tools, behaviors and space designs that would support a hybrid work environment and this effort continues. We believe our open-minded approach and flexibility will help Voya further stand apart as an attractive place for talent.
Through 2021, Voya employees also gave back in innovative ways through virtual volunteering and giving. I’m incredibly proud that, in the face of financial hardship experienced by so many Americans in 2020 and 2021, Voya employees donated a company-wide annual record of $2.8 million in 2021 in support of communities across the country.
On behalf of the Board and the management team, I would like to thank you for your continued investment in and support of Voya Financial.
Very truly yours,

Rodney O. Martin, Jr.
Chairman and Chief Executive Officer

Voya 2022 Proxy Statement	3

Notice of 2022 Annual
Meeting of Shareholders
You are cordially invited to attend the annual meeting of shareholders of Voya Financial, Inc. (the “Company”), on Thursday May 26, 2022, at 11:00 a.m., Eastern Daylight Time. The annual meeting of shareholders will be held as a virtual meeting only, accessible at the following website address: www.virtualshareholdermeeting.com/VOYA2022. The proxy statement describes the items of business that we will conduct at the meeting and also provides you with important information about our Company, including our practices in the areas of corporate governance and executive compensation. I strongly encourage you to read these materials and then to vote your shares.

Time and Date 11:00 a.m., Eastern Daylight Time, on Thursday, May 26, 2022

Items of Business
■ Election of ten directors to our Board for one-year terms
■ An advisory vote to approve executive compensation
■ Ratification of the appointment of Ernst & Young LLP as
our independent registered public accounting firm for
2022
■ Transaction of such other business as may properly
come before our 2022 Annual Meeting of Shareholders

Meeting website address www.virtualshareholdermeeting.com/VOYA2022

Record Date
The record date for the determination of the shareholders entitled to vote at our Annual Meeting of Shareholders, or any adjournments or postponements thereof, was the close of business on March 29, 2022

Your vote is important to us. Please exercise your right to vote.
Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 26, 2022. Our Proxy Statement, 2021 Annual Report to Shareholders and other materials are available at www.proxyvote.com.
By Order of the Board of Directors,

Rachel Reid
Senior Vice President, Deputy General
Counsel and Corporate Secretary
April 14, 2022

Voya 2022 Proxy Statement	4

Executive Summary
This summary highlights certain information contained elsewhere in our proxy statement. You should read the entire proxy statement carefully before voting.
Shareholders will be asked to vote on the following matters at the 2022 Annual Meeting:
Matter	Board Recommendation	See This Page for More Information
Election of Directors	FOR each Director Nominee	16
Advisory Vote on the Approval of Executive Compensation	FOR approval	44
Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm	FOR approval	72
Our proxy statement contains information about the matters to be voted on at our 2022 Annual Meeting of Shareholders (which we refer to in this proxy statement as the “Annual Meeting”), as well as information about our corporate governance practices, the compensation we pay our executives, and other information about our Company. Our principal executive offices are located at 230 Park Avenue, New York, New York, 10169.
Please note that we are furnishing proxy materials to our shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or by mail, will be mailed to our shareholders beginning on or about April 14, 2022.
Your vote is important. Please exercise your right to vote.

Voya 2022 Proxy Statement	6

Environmental, Social and
Governance (ESG) Highlights
Environmental[1]

74%	190%	53%	92%
Waste Diverted from Landfill	Electricity Use Offset	Water Reduction[2]	Paper Reduction[3]
Planning Through Climate-Related Scenarios
■ A key part of our environmental strategy is to minimize our impact on the planet and change how we approach climate-related disclosure.
■ As we engage our shareholders on climate-related topics, we continue to evaluate how to improve our disclosures.

Staying Carbon Neutral
■ We manage our operational eco-efficiency by measuring and analyzing the decrease in our total waste, energy use, paper consumption and greenhouse gas emissions, and the increase of our recycling.
■ While the majority of our employees worked from home in 2021, we took the opportunity to make energy saving efforts to our Atlanta site by installing high-efficiency chiller plants, digital HVAC controls and building management systems, and replacing parking lot lights with Wi-Fi-controlled LEDs.

Leading the Way In Sustainable Procurement
■ Green Electronics Council (GEC) named Voya an Electronic Product Environmental Assessment Tool (EPEAT) Purchaser Award recipient in July 2021, which is an award recognizing Voya’s leadership in procuring sustainable technology products.
■ Voya was named to the U.S. Environmental Protection Agency’s 2021 Green Power Partnership list in 2021 for the 14th consecutive year for achieving 100% or more renewable energy.
■ Voya has been named to the 2021 Dow Jones Sustainability Index (DJSI), earning recognition as a top-performing sustainability company for the sixth consecutive year.

[1]	Data as of June 2021.
[2]	As compared to 2008 baseline.
[3]	As compared to 2007 baseline.

Voya 2022 Proxy Statement	7

Environmental, Social and
Governance (ESG) Highlights (continued)
Social – Diversity, Equity and Inclusion (DEI)

54%	100%	98%	50%
VPs and Above Hired From Underrepresented Groups	Senior Executives Required to Have Diversity Action Plans	Employees Completed Ally Training	DEI Task Force Members Are People of Color
Focusing on Colleagues, Clients and Community
Each member of the executive committee (EC) and their direct reports are required to have a Diversity Action Plan that focuses on five areas that strengthen and reinforce the overall DEI strategy for our enterprise based on colleagues, clients and community.
DEI Task Force Focus Areas
Driving Change Through DEI Task Force
Voya’s DEI Task Force is tasked with increasing equity and inclusion and is comprised of 80+ professionals that are 60% female and 50% people of color. Its first iteration focused on the African American/Black community and aligns to the strategic focus areas of Colleagues, Clients and Communities.

Colleagues ■ HR Benefits & Policies ■ Pay Equity ■ Development & Retention ■ Recruitment ■ Education & Training

Clients ■ Client Engagement ■ Business Generation ■ Financial Wellness ■ Marketing & Brand

Community ■ Employee Engagement ■ Supplier Diversity ■ Advocacy & Partnerships

Advancing Allyship at Voya
In April 2021, Voya introduced an Allyship Program and Ally Pledge to increase support for marginalized communities, internally and externally, through multiple communication channels. As of June 2021, 98% of employees had completed ally training and committed to making Voya a safe and supportive environment for all.

Voya 2022 Proxy Statement	8

Environmental, Social and
Governance (ESG) Highlights (continued)
Advocating Through External Coalition
▪
Since 2020, Voya has been a member of the CEO Action for Racial Equity Fellowship Program which seeks to advance racial equity by focusing on four key areas of DEI: economic empowerment, education, health care and public safety.

▪
Voya’s Just Right Advantage Program was created to support businesses and organizations owned by individuals from historically marginalized groups to help their employees better prepare for retirement.

▪	As of June 30, 2021, Voya had served and/or partnered with 3,250+ unique nonprofit organizations.
Governance

9 of 10	5 of 9	3 of 6	100%
Directors Are Independent	Independent Directors Are Women	Standing Board Committees Are Chaired by Women	Employees Trained on Cybersecurity and Code of Business Conduct
Embedding Corporate Governance
▪
Corporate governance is a business imperative woven throughout our enterprise and we have an unwavering commitment to conduct business in a way that is ethically, economically, socially and environmentally responsible.

▪	We report publicly in our annual impact report and on our website progress on our ESG commitments and disclose our data to investors on an ongoing basis.
▪	Voya fosters a culture of privacy and celebrated “Data Privacy Day” in 2021 and “Data Privacy Week” in 2022.
▪	For the past nine years we have been included in the Ethisphere Institute’s list of Most Ethical Companies.
Board Diversity
▪	The importance of DEI at Voya is reinforced at the highest level. Our Board is comprised of a highly skilled group of individuals representing a diversity of gender, ethnicity, expertise and skills.
▪
At Voya, we believe the Board needs to draw upon a range of experiences in understanding opportunities, anticipating challenges and assessing risks to have effective corporate governance with a robust decision-making process.

Driving Changes in How we Recruit
We have improved our rate of hiring underrepresented talent by mitigating bias in job descriptions, expanding sources for candidates and requiring diverse slates and interview panels.
Talent Acquisition drives performance through an approach that focuses on three areas:
▪	Emerging Talent
▪	Leadership Talent
▪	Multi-Channel Talent Engagement

Voya 2022 Proxy Statement	9

Environmental, Social and
Governance (ESG) Highlights (continued)
In 2021, Voya hired employees to fill 37 leadership roles, of which 57% were diverse hires. These hires included five men of color (POC), ten white women and six women who are POC. Voya has hired 13 people to fill the roles of VPs or above, with 54% representing POC and/or women. These hires included four men who are POC and three white women.

Voya Employees* (All)
White	Black	Asian	Hispanic/ Latinx	Other Race/ Ethnicity	Women	Individuals with a Disability	LGBTQ+	Veterans
72%	11%	9%	6%	2%	51%	3%	2%	2%
62%	13%	12%	13%	0%	54%	6%	5%	8%
⯀ Voya Financial Employees	⯀ 2020 Disability Equality Index	⯀ Bureau of Labor Statistics, U.S. Department of Labor, Employment Situation of Veteran’s Summary, 2019 (U.S. Population)
⯀ Diversity Best Practices Data, as Disclosed by Member Organizations	⯀ How the LGBTQ Community Fares in the Workplace, McKinsey & Company, June 23, 2020
Voya Leaders* (AVP and above)
White	Black	Asian	Hispanic/ Latinx	Other Race/ Ethnicity	Women
84%	4%	8%	3%	1%	32%
81%	4%	10%	4%	1%	29%
⯀ Voya Financial Employees	⯀ Diversity Best Practices Data, as Disclosed by Member Organizations
* Demographics as voluntarily self-disclosed

Voya 2022 Proxy Statement	10

Corporate Governance Highlights
Snapshot of Our Director Nominees
We believe our director nominees bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives. Our Board believes our nominees’ varying tenures, breadth of experience and their mix of attributes strengthen our Board’s independent leadership and effective oversight of management, in the context of our company’s businesses, our industry’s operating environment, and our company’s long-term strategy.

Voya 2022 Proxy Statement	11

Corporate Governance Highlights  (continued)
Name and Principal Occupation	Independent	Director Since
Lynne Biggar Director*	Yes	2014
Yvette S. Butler President, SVB Private Bank & Wealth Management	Yes	2021
Jane P. Chwick Director	Yes	2014
Kathleen DeRose Director	Yes	2019
Ruth Ann M. Gillis Director	Yes	2015
Aylwin B. Lewis Director	Yes	2020
Rodney O. Martin, Jr. Chairman of the Board and CEO, Voya Financial, Inc.	Yes	2011
Byron H. Pollitt, Jr. Director	Yes	2015
Joseph V. Tripodi Director	Yes	2015
David Zwiener (Lead Director) Operating Executive, The Carlyle Group	Yes	2013
*	Ms. Biggar previously served as a director from 2014 to 2021, was re-appointed to the Board effective March 15, 2022, and is standing for election.

Voya 2022 Proxy Statement	12

Corporate Governance Highlights  (continued)
2021 Board Nominee Statistics
We believe our director nominees bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives.

60%
Independent Directors Are Diverse

9 of 10
Directors Are Independent

56%
Female Independent Directors

6.3 years
Average Director Tenure

22%
Independent Directors of Color

3 of 6
Standing Board Committees Chaired by Women

Voya 2022 Proxy Statement	13

Corporate Governance Highlights  (continued)
Corporate Governance Best Practices and Accountability
We believe that strong and sustainable corporate governance is essential to the effective oversight of the Company. As such, we continuously review and strive to improve our corporate governance practices. We list below our current key corporate governance practices:
Accountability	Best Practices
✔ Annual election of directors ✔ Majority voting of directors ✔ Annual advisory vote on executive compensation ✔ Annual board and committee self-evaluations ✔ Oversight of political contributions
✔  Proactive shareholder engagement plan
✔  Independent directors meet regularly in executive sessions, including with our external auditors
✔  Stock ownership requirements for directors and executive officers
✔  No poison pill
✔  Director orientation and continuing education
✔  Anti-hedging and anti-pledging policies for directors and employees (including officers)
✔  98% board and committee attendance
✔  100% independent standing Board Committees, other than the Compensation, Benefits and Talent Management Committee
✔  Board oversight of ESG issues and priorities

Executive Compensation Highlights
Below are the key elements related to our Executive Compensation in 2021:
Key Compensation-Related Governance Practices
What we do:	What we don’t do:
✔  Awards in our annual cash incentive program are based on key financial measures set at the beginning of the year that we use to determine the success of our business as part of our approved budget process
✔  Performance objectives for each named executive officers (NEO) are set at the beginning of the year and the results are assessed following the conclusion of each year
✔  Performance assessment of the Chief Executive Officer (CEO) is conducted by the Compensation, Benefits and Talent Management Committee with input from all independent directors and advice from the independent compensation consultant
✔  A majority of long-term incentive equity grants to our NEOs are in the form of performance share units (PSUs) and performance-based options
✔  The Compensation, Benefits and Talent Management Committee’s independent compensation consultant performs services only for the Committee
✔  Executive perquisites are limited and do not include tax gross-ups
✔  Executives are subject to clawbacks, including no-fault clawbacks in the case of a financial restatement

❖  No single trigger vesting of change in control benefits
❖  No liberal share recycling for shares used to satisfy tax withholding requirements or tendered in payment of an option exercise price
❖  No excise tax gross-up provisions
❖  No re-pricing of stock options permitted without shareholder approval

Voya 2022 Proxy Statement	14

Corporate Governance Highlights  (continued)
Business Highlights
Recorded full-year 2021 after-tax adjusted operating earnings of $1.1 billion, compared with $425 million for full-year 2020.
▪	Wealth Solutions full-service recurring deposits for full-year 2021 were $12.1 billion, up 9.0% compared with the prior-year period and above the Company’s target of 6–8% for 2021.
▪
Investment Management net inflows (excluding sub-advisor replacements and divested businesses) were $7.8 billion for full-year 2021, which includes significant inflows from several large mandates that funded during the fourth quarter of 2021 and represents full-year organic growth of 4.2%—above the Company's most recent guidance of 1–3% for 2021.

▪
Health Solutions annualized in-force premiums were $2.5 billion in the fourth quarter of 2021, up 10.0% compared with the prior-year period due to growth across all product lines and at the high end of the Company's 7–10% target for 2021.

▪
In 2021, we generated $1 billion of excess capital organically. This enabled us to build on our capital return track record—deploying a record $1.7 billion of excess capital in 2021 through a combination of share repurchases, the redemption of senior debt, and dividends—bringing the total amount of capital returned to shareholders since our initial public offering in 2013 to approximately $8 billion.

▪
Voya completed a number of transactions in connection with its transformation to focus on the workplace and institutional clients. Specifically, Voya completed the sale of substantially all of its Individual Life insurance and other legacy annuities businesses on January 4, 2021. On June 9, 2021, Voya completed the sale of Voya Financial Advisors’ (VFA) independent financial planning channel, while retaining approximately 600 field and phone-based financial professionals to support the Company’s workplace strategy. And on July 1, 2021, Voya completed its acquisition of Benefit Strategies, LLC, a leading third-party administrator of health account solutions.

▪
In January 2022, Voya earned inclusion in the 2022 Bloomberg Gender-Equality Index for the seventh-consecutive year and received a perfect score of 100% on the 2022 Corporate Equality Index for the 17th year in a row.

2021 Achievements	2022 Priorities
•
DALBAR’S ESG Retirement Plan Certification: This annual third-party certification ensures that retirement plans operate according to a defined set of ESG principles. Voya is the first publicly traded company to achieve this rating and achieved the highest rating of five stars.
•
Creating a Client-Focused Approach to Claims: Voya’s Claims 360 program is designed to help engage and educate employees about their benefits while encouraging utilization through an innovative claims process. Claims 360 is a client-centric approach that is designed to meet the needs of those involved in the claims process. The goal is for employees to receive eligible benefits in their time of need to minimize any additional financial burdens.

•
Bloomberg Gender-Equity Index (GEI): Earned inclusion in the 2021 Bloomberg GEI for the sixth consecutive year—every year since the index was established. Being included on this list is a distinction awarded to companies around the world that demonstrate their commitment to equality and advancing women in the workplace.
•
Expanding our ESG Investment Solutions: Voya is committed to enhancing our ESG integration efforts. Voya’s Equity Machine Intelligence (EMI) Group has the knowledge base and tools to accelerate Voya’s efforts to incorporate ESG factors in its investment selection process and will continue to build out its unique alternative approach to equity investing while offering new active equity and ESG-integrated solutions. Throughout 2021, we have and will continue to convene sector-focused ESG workshops with our analysts and ESG resources to develop our unique approach.

Voya 2022 Proxy Statement	15

Part I: Corporate Governance
Proposal 1: Election of Directors
Our Board currently consists of ten directors, who, pursuant to our Amended and Restated Certificate of Incorporation, are elected annually by our shareholders for one-year terms—nine independent directors and our CEO (who also serves as chairman of the Board). David Zwiener, one of the nine independent directors, is currently our Lead Director.
At our Annual Meeting, our shareholders will be asked to elect ten nominees to our Board (collectively, the “Director Nominees”).
Board Recommendation: Our Board unanimously recommends that our shareholders elect each of our Director Nominees described below under “Our Director Nominees”.
Director Skills and Qualifications
We believe our Director Nominees bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives. Our Board believes our nominees’ varying tenures, breadth of experience and their mix of attributes strengthen our Board’s independent leadership and effective oversight of management, in the context of our company’s businesses, our industry’s operating environment and our company’s long-term strategy.
Our Director Nominees:
▪	are seasoned leaders who have held a diverse range of leadership positions in complex businesses (including financial services organizations);
▪	have served in senior executive positions, including in the areas of risk, operations, finance, technology and brand development;
▪	have extensive knowledge and experience in our industry;
▪	bring deep and diverse experience in public and private companies; and
▪	represent diverse backgrounds and viewpoints.
Director	Wealth, Health and Investment Management Industry	Leadership and Management	U.S. Business Operations	Global Business Operations	Finance and Accounting	Strategy and Risk Management	Cybersecurity, Technology, Information Security	Academia	Client Services Industry	Public Board
Lynne Biggar
Yvette S. Butler
Jane P. Chwick
Kathleen DeRose
Ruth Ann M. Gillis
Aylwin B. Lewis
Rodney O. Martin, Jr.
Byron H. Pollitt, Jr.
Joseph V. Tripodi
David Zwiener (Lead Director)

Voya 2022 Proxy Statement	16

Director Nomination and Re-Nomination
The Nominating, Governance and Social Responsibility Committee is responsible for identifying individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and to select, or recommend to the Board, the nominees to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of shareholders. The Nominating, Governance and Social Responsibility Committee does not set specific minimum qualifications that directors must meet in order for the Nominating, Governance and Social Responsibility Committee to recommend them to our Board, but specific characteristics considered by the Nominating, Governance and Social Responsibility Committee when evaluating candidates for the Board include:

Diversity of background, including gender, ethnicity, race, culture and geography

Financial literacy or other professional business experience relevant to an understanding of our business

Significant leadership experience

Independence for purposes of the New York Stock Exchange (NYSE) listing rules

Accomplishments and reputation in the business community

Strong character and integrity
We also appreciate the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions. In considering whether to recommend re-nomination of a director for election at our annual meeting, the Nominating, Governance and Social Responsibility Committee considers factors such as:

The extent to which the Board is diverse as a whole and responds to shareholder views

Shareholder feedback, including the support received by director nominees at our last annual meeting

Director’s skills, qualifications and experience continue to contribute to the success of our Board

Independence for purposes of the NYSE listing rules

Attendance and participation at, and preparation for, Board and Committee meetings

Voya 2022 Proxy Statement	17

Consideration of Shareholder Nominees
It is the policy of the Nominating, Governance and Social Responsibility Committee to consider candidates recommended by shareholders in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Nominating, Governance and Social Responsibility Committee should submit the names of their nominees, a description of their qualifications and background and the signed consent of the nominee to be so considered, to our Nominating, Governance and Social Responsibility Committee, care of the Corporate Secretary, Voya Financial, Inc., 230 Park Avenue, New York, New York, 10169. For more information on how and when to submit a nomination, see “Part V: Other information—Frequently Asked Questions About our Annual Meeting—How do I submit a shareholder proposal or director nominations for the 2023 Annual Meeting?”.
Our Director Nominees
If elected by our shareholders, the ten Director Nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2023 Annual Meeting of Shareholders. Each duly elected director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
Each of our Director Nominees has been approved and nominated for election by our Board. All of our directors are elected by majority vote of our shareholders, excluding abstentions.
Below is biographical information about our Director Nominees. This information is current as of the date of this proxy statement and has been confirmed by each of the Director Nominees for inclusion in this proxy statement.

Lynne Biggar Age: 59 Director Since: 2014*
Experience
Ms. Biggar served as the Executive Vice President and Global Chief Marketing Officer of Visa Inc. prior to her retirement in March 2022. Prior to joining Visa in February 2016, Ms. Biggar was the Executive Vice President of Consumer Marketing + Revenue at Time Inc. since November 2013. Prior to that, Ms. Biggar served as Executive Vice President & General Manager of International Card Products + Experiences for American Express beginning in January 2012 and was a member of the company’s Global Management Team. From August 2009 to January 2012, Ms. Biggar served as Executive Vice President & General Manager of the Membership Rewards and Strategic Card Services group at American Express. Prior to that, Ms. Biggar led American Express’ consumer travel business from January 2005 to July 2009. Before joining American Express in 1992, Ms. Biggar held various positions in international strategy and marketing.

Education
Ms. Biggar holds a B.A. from Stanford University and an MBA from Columbia University Graduate School of Business.

Relevant Skills
■ Extensive experience in brand development, marketing and strategic growth of several large public companies.

Board Memberships, Awards and Other Positions
■ Finastra
■ The New 42nd Street, Inc.
■ Mobile Marketing Association
■ Sports Innovation Lab

* Ms. Biggar previously served as a director from 2014 to 2021, was re-appointed to the Board effective March 15, 2022, and is standing for election.

Voya 2022 Proxy Statement	18

Yvette S. Butler Age: 56 Director Since: 2021
Experience
Ms. Butler is the President of SVB Private Bank & Wealth Management. Prior to joining SVB in June of 2018, Ms. Butler was the Executive Vice President of Capital One Investing since April 2013. Prior to joining Capital One, Ms. Butler served as Managing Director for Wells Fargo Advisors heading up the direct business teams, including WFA Solutions and WellsTrade. Ms. Butler also led investor marketing for E*Trade and launched Merrill Lynch’s Financial Advisory Center which later became MerrillEdge. In 2001, she moved to Merrill Lynch as Retirement Group Director. Ms. Butler’s early career included Merrill Lynch investment banking, Charles Schwab and McKinsey.

Education
Ms. Butler received an MBA from Stanford University’s Graduate School of Business and a bachelor’s degree in Finance and Management Information Systems from the University of Virginia’s McIntire School of Commerce.

Relevant Skills
■ Extensive experience in the financial services industry; and
■ Deep knowledge of and involvement with wealth management and technology.

Board Memberships, Awards and Other Positions
■ Board member of the Washington Area Women’s Foundation
■ Washingtonian’s prestigious list of Most Powerful Women in Washington in 2017
■ Savoy magazine’s 100 Most Influential Blacks in Corporate America in 2021

Jane P. Chwick Chairperson of Technology, Innovation and Operations Committee. Age: 59 Director Since: 2014
Experience
Ms. Chwick retired as the Co-Chief Operating Officer of Technology for The Goldman Sachs Group, Inc. in 2013, where she was employed in increasingly senior positions from 1983 until 2013.

Education
Ms. Chwick holds a bachelor’s degree in Mathematics from Queen’s College and a Masters of Business Administration in Management Sciences and Quantitative Methods from St. John’s University.

Relevant Skills
■ Experience as chief operating officer of a major function within a global financial institution; and
■ Experience in technology, strategy, risk management and operations.

Board Memberships, Awards and Other Positions
■ M&T Bank (a public company)
■ MarketAxess Holdings, Inc. (a public company)
■ ThoughtWorks Inc. (a public company)

* Ms. Chwick previously served on the board of directors of Essent Group (a public company) and The Queens College Foundation, both until December 31, 2021.

Voya 2022 Proxy Statement	19

Kathleen DeRose Chairperson of the Risk Investment and Finance Committee Age: 61 Director Since: 2019
Experience
Ms. DeRose is a Clinical Professor of Finance at the New York University Leonard N. Stem School of Business, where she leads the FinTech curriculum and is the Director of the Fubon Center for Technology, Business, and Innovation. Ms. DeRose was the Managing Director, Head of Business Strategy and Solutions, Investment Strategy and Research at Credit Suisse Group AG, from 2013 to 2015, and the Managing Director, Head of Global Investment Process, Asset Management at Credit Suisse from 2010 to 2013. Prior to that, Ms. DeRose was the Managing Partner, Head of Portfolio Management and Research at Hagin Investment Management from 2006 to 2010, and the Managing Director, Head of Large Cap Equities at Bessemer Trust from 2003 to 2006. Prior to 2003, Ms. DeRose also held a number of roles at Deutsche Bank, from 1991 to 2003, where she became the Managing Director of the bank, and at JP Morgan Chase (formerly Chase Manhattan Bank), from 1983 to 1991.

Education
Ms. DeRose is a Chartered Financial Analyst and holds a B.A. from Princeton University, an M.B.A. from the NYU Stern School of Business, Ecole des Hautes Etudes Commerciales de Paris (HEC), and the London School of Economics combined (TRIUM) programme and an M.Sc from the University of Oxford.

Relevant Skills
■ Extensive experience in the investment management industry; and
■ Deep knowledge of and involvement with FinTech.

Board Memberships, Awards and Other Positions
■ The London Stock Exchange (a public company)
■ Enfusion, Inc. (a public company)

Voya 2022 Proxy Statement	20

Ruth Ann M. Gillis Chairperson of our Compensation, Benefits and Talent Management Committee Age: 67 Director Since: 2015
Experience
Ms. Gillis retired in 2014 as the Executive Vice President and Chief Administrative Officer of Exelon Corporation and president of Exelon Business Services Company. She previously served as Executive Vice President of Exelon’s Commonwealth Edison Company subsidiary as well as Senior Vice President and Chief Financial Officer of Exelon Corporation and Unicom Corporation. Prior to joining Exelon in 1997, Ms. Gillis was Vice President, Treasurer and Chief Financial Officer at University of Chicago Hospitals and Health Systems as well as Senior Vice President and Chief Financial Officer of American National Bank, a subsidiary of First Chicago Corporation. Ms. Gillis also serves on the boards of KeyCorp and Snap-On Incorporated.

Education
Ms. Gillis received a bachelor’s degree in economics from Smith College and an MBA in finance from the University of Chicago Graduate School of Business

Relevant Skills
■ Extensive experience in strategy, risk management and operations;
■ Knowledge of accounting and finance; and
■ Experience serving as a director of other U.S. public companies.

Board Memberships , Awards and Other Positions
■ Snap-On Inc. (a public company)
■ KeyCorp (a public company)
■ Life trustee of The Goodman Theatre

Aylwin B. Lewis Director Since: 2020 Age: 68
Experience
Mr. Lewis served as Chairman, Chief Executive Officer and President of Potbelly Corporation, a franchisor of quick service restaurants, from June 2008 until his retirement in November 2017. From September 2005 to February 2008, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that, Mr. Lewis had been President and Chief Executive Officer of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996 to 1997.

Relevant Skills
■ Extensive insights on how to best meet consumer needs while driving growth

Board Memberships, Awards and Other Positions
■ Marriott International, Inc. (a public company)
■ Chef’s Warehouse (a public company)
■ Savoy magazine’s 100 Most Influential Blacks in Corporate America in 2021

*  Previously served on the board of directors of Red Robin Gourmet Burgers, Inc., The Walt Disney Company and Starwood Hotels (each a public company)

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Rodney O. Martin, Jr. Chairman of the Board of Directors, Chairman of the Board’s Executive Committee and Chief Executive Officer of the Company Age: 69 Director Since: 2011
Experience
As Chief Executive Officer and Chairman of the Board of Directors, Mr. Martin is responsible for the overall strategy and performance of the Company. Mr. Martin began his insurance career as an agent with Connecticut Mutual Life Insurance Company, where, from February 1975 to August 1995, he served in various marketing and management positions. Mr. Martin ultimately advanced to become president of Connecticut Mutual Insurance Services. In 1995, Mr. Martin joined the American General Life Companies as president and chief executive officer where he ran the U.S. life insurance businesses until they were acquired by American International Group, Inc. (AIG), in 2001. At AIG, Mr. Martin held positions of increasing responsibility, from chief operating officer of AIG Worldwide Life Insurance, chairman and chief executive officer of American Life Insurance Company, chairman of American International Assurance, and most recently, chairman of AIG’s International Life and Retirement Services businesses until November 2010.

Education
Mr. Martin received his bachelor’s degree in business administration from Alfred University in Alfred, N.Y., and is also a Life Underwriter Training Council Fellow.

Relevant Skills
■ Extensive leadership experience within the retirement and life insurance industries; and
■ In-depth knowledge of the Company’s business and the important role he has played in determining and advancing the Company’s strategy and vision as a public company.

Board Memberships, Awards and Other Positions
■ Previously served on the boards of directors of American Council of Life Insurers and LIMRA

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Byron H. Pollitt, Jr. Chairperson of our Audit Committee Age: 70 Director Since: 2015
Prior Experience
Mr. Pollitt served as the Chief Financial Officer of Visa Inc. from 2007 to 2015. In this role, he was responsible for corporate finance, sourcing and facilities. From 2003 to 2007, Mr. Pollitt served as Executive Vice President and Chief Financial Officer of Gap Inc. From 1990 to 2003, he held a number of senior leadership roles at The Walt Disney Company, including serving as Executive Vice President and Chief Financial Officer for Walt Disney Parks and Resorts from 1999 to 2003. Mr. Pollitt served as Vice Chair of the Finance Commission of the International Federation of Red Cross and Red Crescent Societies from 2015 to 2019.

Education
Mr. Pollitt received a Bachelor of Science in Business Economics from the University of California-Riverside and an MBA from Harvard Business School.

Relevant Skills
■ Deep knowledge of finance and accounting; and
■ Extensive leadership experience with U.S. public companies.

Board Memberships, Awards and Other Positions
■ Population Services International
■ Children’s Hospital Los Angeles
■ Board of Councilors for the School of Dramatic Arts at the University of Southern California
■ Board of Trustees for both Children’s Hospital Los Angeles and the University of California-Riverside
■ Served on the boards of American Red Cross Bay Area between 2005 and 2014, and Orange County between 1997 and 1999

Joseph V. Tripodi Chairperson of the Nominating, Governance and Social Responsibility Committee Age: 66 Director Since: 2015
Prior Experience
Mr. Tripodi was the Chief Marketing Officer of The Subway Corporation from December 2015 to April 2018. Prior to that, Mr. Tripodi was the Executive Vice President and Chief Marketing & Commercial Officer of The Coca-Cola Company from 2007 to February 2015. Prior to joining The Coca-Cola Company in 2007, Mr. Tripodi was Senior Vice President and Chief Marketing Officer of Allstate Insurance Company from 2003 to 2007. Mr. Tripodi also previously served as Chief Marketing Officer for The Bank of New York in 2002 and Seagram Spirits & Wine from 1999 to 2002. Prior to joining Seagram, Mr. Tripodi held several marketing roles at MasterCard International, including serving as its Executive Vice President, Global Marketing, Products and Services from 1989 to 1998.

Education
Mr. Tripodi holds a B.A. from Harvard College and an M.S. from The London School of Economics.

Relevant Skills
■ Extensive experience in marketing, brand development; and
■ Customer experience of several large public and private companies.

Board Memberships , Awards and Other Positions
■ Newman’s Own

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David Zwiener Lead Director Age: 67 Director Since: 2013
Prior Experience
Since March 2016, Mr. Zwiener has been engaged as an Operating Executive of The Carlyle Group. From January 2015 to March 2016, Mr. Zwiener was Interim CEO at PartnerRe Ltd. Mr. Zwiener was a Principal in Dowling Capital Partners from 2010 to 2015. Prior to joining Dowling Capital Partners, Mr. Zwiener was Chief Financial Officer of Wachovia Corporation. From 2007 to 2008, he was Managing Director and Co-Head of the Financial Institutions Group at The Carlyle Group. From 1995 to 2007, Mr. Zwiener served in increasingly responsible positions at The Hartford, rising to President and Chief Operating Officer-Property & Casualty.

Education
Mr. Zwiener received an A.B. degree from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Relevant Skills
■ Extensive experience in marketing, brand development, and customer experience of several large public and private companies.

Board Memberships—Awards and Other Positions
■ Previously served as a director of The Bank of N.T. Butterfield & Son Limited, Partner Re, Ltd., CNO Financial Group, The Hartford, Sheridan Healthcare, Inc., the Hartford Hospital and a trustee of the New Britain Museum of American Art

Voya 2022 Proxy Statement	24

BOARD LEADERSHIP
Our Nominating, Governance and Social Responsibility Committee has considered the leadership structure of our Board, and has determined that it is in the best interest of the Company for the positions of CEO and Chairman to be held by a single individual, Mr. Martin. The Nominating, Governance and Social Responsibility Committee made this determination in light of Mr. Martin’s experience with the Company; the nature of the leadership he has demonstrated within our Company and on our Board; and the role fulfilled by Mr. Zwiener, our Lead Director, as described below. The Nominating, Governance and Social Responsibility Committee believes that this structure is appropriate for us because it allows the individual with primary responsibility for managing the Company’s day-to-day operations, the CEO, to chair regular Board meetings and focus the directors’ attention on the issues of greatest importance to the Company and its shareholders while also providing for effective oversight by the Board through an independent Lead Director. It is the policy of our Board that, during any period where the Chairman of the board is not “independent” for purposes of the NYSE listing rules, the Board will appoint a Lead Director who will be an independent director. Mr. Zwiener is an independent director.
We believe effective independent board leadership is a key component of good corporate governance and long-term value creation. As such, our Board believes that an effective Lead Director must:
▪
Be a good communicator: since the role requires facilitating discussions among board members, between directors and the CEO/management and engaging with other stakeholders, strong communications skills are necessary;

▪	Have the required time commitment: given the key functions of the position, the role requires a significant time commitment to execute responsibilities effectively;
▪	Have relevant industry expertise: the Lead Director acts as a sounding board to our CEO and we believe relevant industry expertise enhances the effectiveness of the role; and
▪	Have personal effectiveness: the ability to earn support of other directors and management and exercise sound judgment and leadership are key to the effectiveness of the role.
BOARD CONTINUING EDUCATION
Our Corporate Governance Guidelines encourage directors to attend director continuing education courses by providing reimbursement of such courses sponsored by recognized organizations for up to $15,000 per year per director. In addition to such reimbursement, we provide directly, and with the assistance of outside advisors, presentations to the Board on current issues or topics relevant to the Board, including corporate governance trends and practices, cybersecurity, enterprise risk management, remote work and external perspectives and views of analysts and investors. For new directors, we provide a half-day orientation where senior management provides detailed presentations on our strategies and operations.

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Key Functions and Responsibilities of our Lead Director
The following table outlines the key functions and responsibilities of our Lead Director:
Function	Description	Responsibilities
Board Leadership	Leads independent directors and acts as a liaison between independent directors and the CEO/ senior executives	•	Acts as liaison between independent directors and the CEO
		•	Acts as a sounding board and advisor to the CEO
		•	Has the authority to call meetings of the independent directors
		•	Leads meetings of independent directors, including executive sessions
		•	Participates in CEO succession planning
Board Oversight of Strategy	Ensures board ownership of strategy and provides guidance to the CEO on execution of the strategy, when needed	•	Ensures that the Board periodically reviews our long-term strategy
		•	Ensures that the Board oversees management’s execution of the long-term strategy
		•	Assists in aligning governance structures and company culture with the long-term strategy
		•	Provides guidance to the CEO on executing the long-term strategy
Board Culture	Fosters an environment of open dialogue and constructive feedback	•	Encourages director participation by fostering an environment of open dialogue and constructive feedback among independent directors
		•	Helps ensure efficient and effective Board performance and functioning
Board Meetings	Reviews and approves Board meeting agendas; follows up on meeting outcomes	•	Consults on and approves Board meeting agendas with inputs from other directors
		•	Consults on and approves Board meeting schedules to ensure there is sufficient time for discussion on all agenda items
		•	Advises the CEO of the Board’s information needs and ensure the timeliness of information provided to the Board
		•	Follows up on Board meeting outcomes

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BOARD ROLE IN RISK OVERSIGHT
Our Board carries out its risk oversight function through its regularly scheduled meetings, through its committees (including the Audit Committee, which, consistent with NYSE rules, has a central role in risk oversight), and through informal interactions and discussions between our directors and our senior management. In particular, the Committees of our Board focus on overseeing the following risks:
Audit Committee	Compensation, Benefits and Talent Management Committee	Nominating, Governance and Social Responsibility Committee	Risk, Investment and Finance Committee	Technology, Innovation and Operations Committee	Voya Board
Model Risk

Operational Risk:
• Internal Fraud
• External Fraud
• Employment
Practices &
Workplace Safety
• Clients, Products &
Business Practices
• Natural Disasters &
Public Safety

Strategic/Business Risk:
• Regulatory
• Financial Reporting
Risk
• Product Distribution
• Expense Risk
	Strategic/Business Risk: • Compensation and Benefits Risk • Talent Risk	Strategic/Business Risk: • Environmental and Social Risk • CEO Succession Risk	Credit and Counterparty Risk Insurance Risk Liquidity Risk Market Risk Operational Risk: • Issues with Material Effect on the Capital Plan Strategic/Business Risk: • Ratings
Technology and
Operational Risk:
• Cybersecurity Risk
• Execution, Delivery
& Process
Management
(Includes
Outsourcing Risk
and Third-Party
Vendor Risk)
• Technology &
Infrastructure
Management
(Includes IT Risk)
• Information Risk
• Privacy Risk
Strategic Business Risk: • Emerging Risk • Global Economy • Strategic Risk • Product Pricing • Investor Risk • Suitable Risk Any other Risk as appropriate
The Board receives regular reports from the Risk, Investment and Finance Committee, the management risk committee of the Company and the Company’s Chief Risk Officer on the Company’s ongoing adherence to the Board’s risk-related policies and the status of the Company’s risk management programs.

Cybersecurity Risk Oversight: Cybersecurity is a critical part of risk management at Voya. Voya is continuously evolving and adapting its cybersecurity program to stay ahead of threats. Voya employs 100+ information security professionals and has a multi-disciplined triage team comprised of fraud experts responsible for end-to-end action from prevention to customer care. Voya has also implemented a highly adaptive, risk-based monitoring process tailored to prevent cybersecurity threats and protect participant account assets, as well as invested in technology to identify fraudulent activity across all contact points, including artificial intelligence, intelligence and behavior-based analytics models, event-based red flag monitoring and industry watch-lists.

The Technology, Innovation and Operations Committee of the Board is also responsible for reviewing the risk exposure of the Company and the steps taken to monitor such exposures. The Technology, Innovation and Operations Committee coordinates with the Risk, Investment and Finance Committee to mitigate cybersecurity risks.

BOARD OPERATIONS
Our directors are actively engaged inside and outside of Board meetings.
Actively Engaged Board and Outstanding Attendance
10 Board Meetings in 2021	34 Standing Committee Meetings in 2021	36 Executive Sessions in 2021

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No directors attended fewer than 75% of the aggregate number of meetings of the Board and of the Board Committees on which the director served during 2021, the threshold for disclosure under SEC rules. In 2021, our directors attended 98% of the combined total meetings of the full Board and Committees on which they served. In addition, we encourage our directors to attend each of our annual meetings and, in 2021, all nine directors that served in 2021 attended the annual meeting of shareholders.
Discussions and Communications Outside of Board Meetings
The chairpersons of our Committees as well as our Lead Director meet and speak regularly with members of our management in between Board meetings. The chairpersons of our Committees have regular meetings with our management prior to Committee meetings to review meeting agendas, time allocated to each agenda item and meeting materials, and to discuss specific agenda items in order to ensure that the meeting will sufficiently fulfill the information needs of the Committee members and that the Committees are carrying out in full the responsibilities set forth in their charters. After each meeting and on an ad hoc basis as needed, Committee chairpersons provide feedback to management in preparation for future meetings. Our Lead Director conducts similar meetings with our CEO with respect to Board meetings. In addition, directors have discussions with each other and our senior management team and other key employees outside of Board meetings as needed.
Our directors also receive weekly analyst reports on the Company and its peers, and, on a quarterly basis, they receive feedback from senior management on our meetings and interactions with investors.
Board and Committee Self-Assessments
Our Board continually seeks to improve its performance. Pursuant to NYSE requirements, our Corporate Governance Guidelines and the charters of the Board and each of its Committees are required to conduct a self-evaluation at least annually. The Nominating, Governance and Social Responsibility Committee solicits feedback using a written questionnaire and through one-on-one discussions with each director.
The Corporate Secretary initiates the feedback process by developing and circulating a written questionnaire to directors for completion in advance of the Board’s evaluation discussion.
The Corporate Secretary then gathers the directors’ input and feedback. Summaries of the feedback are prepared and shared with each Committee and the full Board, and discussed in executive sessions of each Committee and the full Board.
The chairpersons of each Committee and the Lead Director share the results of the discussions with management to address any requests or enhancements in practices that may be warranted.
Our processes enable directors to provide confidential feedback on topics including:
▪	Board/Committee information and materials;
▪	Board/Committee meeting mechanics and structure;
▪	Board/Committee composition;
▪	Board/Committee responsibilities and accountability;
▪	Board meeting content and conduct; and
▪	Overall performance of Board members.
While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback and suggestions with management and each other year-round.
DIRECTOR INDEPENDENCE
As required by NYSE rules, our Board considers annually whether each of its members is “independent” for purposes of NYSE rules. Those rules provide that a director is “independent” if our Board determines that the director does not have any direct or indirect material relationship with Voya.

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Our Board has determined that each of Mses. Biggar, Butler, Chwick, DeRose and Gillis, and Messrs. Lewis, Pollitt, Tripodi and Zwiener, are independent. This determination was based, in part, on detailed information that each director provided our Board regarding his or her business and professional relationships, and those of his or her family members, with Voya and those entities with which we have significant business or financial interactions.
In making its independence determinations, our Board considered both the “bright line” independence criteria set forth in NYSE rules, as well as other relationships that, although not expressly inconsistent with independence under NYSE, may nevertheless have been determined to constitute a “material direct or indirect relationship” that would prevent a director from being independent. These included relationships and transactions in the following categories, which our Board has deemed immaterial to the Director’s independence due to the nature of the relationship or transaction or the amount involved:
▪
Ordinary-course customer or client transactions. Ordinary-course transactions between the Company and another entity, where the other entity is our customer or client, or where we are the customer or client of the other entity, and where our director:

•
is a non-executive director of the other entity (Ms. Chwick); and where the annual payments made or received by the Company do not exceed the greater of $1 million or 2 percent of the other entity’s gross revenues.

▪
Ordinary-course charitable donations. Charitable donations made in the ordinary course (including through our matching gift program) to a charitable organization of which our director (Mses. Biggar, Chwick, and Gillis) is a board member or trustee, or holds a similar position.

BOARD COMMITTEES
Our Board has the following Committees: Audit; Compensation, Benefits and Talent Management; Nominating, Governance and Social Responsibility; Risk, Investment and Finance; Technology, Innovation and Operations; and Executive. The current members of the Board and the Committees of the Board on which they currently serve are identified below.
Audit Committee*

Members: 5
▪ Lynne Biggar
▪ Kathleen DeRose
▪ Ruth Ann M. Gillis
▪ Aylwin B. Lewis
▪ Byron H. Pollitt, Jr.
(Chair)

Audit Committee Financial Experts:
▪ Byron H. Pollitt, Jr.
▪ Ruth Ann M. Gillis

Number of Meetings in 2021: 12

Key Responsibilities: The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the U.S. Securities and Exchange Commission (SEC) or provided by us to regulators; our risk and capital profile and policies; our independent auditors’ qualifications and independence; and the performance of our independent auditors and our internal audit function. As discussed more fully in the Audit Committee Charter, the Audit Committee performs many functions including:

▪  Exercising responsibility for the appointment, compensation, retention and oversight of the work of the independent auditors, who report directly to the Audit Committee;
▪  Reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent auditors;
▪  Advising management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting; and
▪  Meeting with management, the independent auditors and, if appropriate, the Chief Auditor to discuss the scope of the annual audit, review and discuss the annual audited financial statements, discuss any significant matters arising from any audit, among other matters described more fully in the Audit Committee Charter.

The Audit Committee operates pursuant to the Audit Committee Charter, available on our website https://investors.voya.com. See Part III—Audit-Related Matters of this proxy statement for additional information about our Audit Committee.

*	The Board determined that all members of the Audit Committee are independent under the NYSE and SEC requirements.

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Compensation, Benefits and Talent Management Committee
Members: 6 ▪ Lynne Biggar ▪ Yvette S. Butler ▪ Ruth Ann M. Gillis (Chair) ▪ Aylwin B. Lewis ▪ Joseph V. Tripodi ▪ David Zwiener Number of Meetings in 2021: 7
Key Responsibilities: The Compensation, Benefits and Talent Management Committee’s primary function is to oversee the compensation and benefits of the CEO, ECs and other employees of the Company and to review the Company’s strategies related to talent management. As discussed more fully in the Compensation, Benefits and Talent Management Committee Charter, the Committee performs many functions including:

▪  Annually reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and evaluating his or her performance in light of these goals;
▪  Determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans;
▪  Selecting, retaining, terminating and approving the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management; with respect to compensation consultants retained to assist in the evaluation of director, CEO or senior executive compensation, this authority is vested solely in the Compensation, Benefits and Talent Management Committee; and
▪  Reviewing, assessing and making reports and recommendations to the Board as appropriate on the Company’s policies, procedures and strategies relating to (a) diversity and inclusion, (b) the recruitment, retention and development of management resources, (c) talent management, (d) employee engagement and well-being, (e) workplace environment and corporate culture and (f) succession planning, with the emphasis on succession at the executive officer level.

The Compensation, Benefits and Talent Management Committee operates pursuant to the Compensation, Benefits and Talent Management Committee Charter, available on our website https://investors.voya.com.
Nominating, Governance and Social Responsibility
Members: 5 ▪ Yvette S. Butler ▪ Jane P. Chwick ▪ Aylwin B. Lewis ▪ Joseph V. Tripodi (Chair) ▪ David Zwiener Number of Meetings in 2021: 4
Key Responsibilities: The primary purpose of the Nominating, Governance and Social Responsibility Committee is to identify, evaluate and recommend individuals qualified to become members of the Board, select or recommend director nominees to stand for election at each annual meeting or to fill vacancies, and oversee the annual performance evaluation of each committee. As discussed more fully in the Nominating, Governance and Social Responsibility Charter, the Committee performs many functions including:

▪  Identifying and recommending candidates for election to our Board and each Board Committee;
▪  Reviewing and reporting to the Board on compensation of directors and Board Committee members;
▪  Developing, recommending and monitoring corporate governance principles applicable to the Board and the Company as a whole;
▪  Reviewing environmental, sustainability and corporate social responsibility matters of significance to the Company; and
▪  Overseeing succession planning for the CEO and/or the development of the processes and protocols regarding succession plans for the CEO, and reviewing the development of individual high-potential executives.

The Nominating, Governance and Social Responsibility Committee operates pursuant to the Nominating, Governance and Social Responsibility Committee Charter, available on our website https://investors.voya.com.

Voya 2022 Proxy Statement	30

Risk, Investment and Finance Committee
Members: 5 ▪ Yvette S. Butler ▪ Jane P. Chwick ▪ Kathleen DeRose (Chair) ▪ Ruth Ann M. Gillis ▪ Byron H. Pollitt Jr. Number of Meetings in 2021: 5
Key Responsibilities: The primary purpose of the Risk, Investment and Finance Committee is to assist the Board in fulfilling its oversight of management’s responsibilities with respect to capital management, investment and certain risk matters. As discussed more fully in the Risk, Investment and Finance Committee Charter, the Committee performs many functions including:

▪ Overseeing and reviewing information regarding enterprise risk management;
▪ Reviewing the investment strategy, portfolio composition and investment performance pertaining to our general account;
▪ Monitoring our capital needs, liquidity and financing arrangements, our ability to access capital markets and our financing plans; and
▪ Reviewing and making recommendations to the Board with respect to our capital management policies, including repurchases of securities, dividends on our common stock and preferred stock and stock splits.

The Risk, Investment and Finance Committee operates pursuant to the Risk, Investment and Finance Committee Charter, available on our website https://investors.voya.com.
Technology, Innovation and Operations Committee
Members: 6 ▪ Lynne Biggar ▪ Jane P. Chwick (Chair) ▪ Kathleen DeRose ▪ Byron H. Pollitt Jr. ▪ Joseph V. Tripodi ▪ David Zwiener Number of Meetings in 2021: 5
Key Responsibilities: The Technology, Innovation and Operations Committee is primarily responsible for reviewing the Company’s technology, cybersecurity, operations, operational resilience and innovation strategies, and associated budgets, and its duties include:

▪ Reviewing the measurements and tracking systems in place to achieve successful innovation;

▪ Monitoring existing and future trends in technology, cybersecurity, operations, operational resilience and innovation;

▪ Reviewing the major technology risk exposures of the Company, including risk relating to information security, cybersecurity, software change management and deployment and system capacity, and the steps to monitor and control such exposures;

▪ Reviewing the Company’s business continuity planning and disaster recovery capabilities and contingency plans; and

▪ Reviewing the Company’s risk management and risk assessment guidelines and policies with respect to technology related risks.

The Technology, Innovation and Operations Committee operates pursuant to the Technology, Innovation and Operations Committee Charter, available on our website https://investors.voya.com.

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Executive Committee
Members: 3 ▪ Kathleen DeRose ▪ Rodney O. Martin, Jr. (Chair) ▪ David Zwiener Number of Meetings in 2021: 1
Key Responsibilities: The Executive Committee of the Board is responsible for taking action where required in exigent circumstances, and where it is impracticable to convene or obtain the unanimous written consent of, the full board of directors.

The Executive Committee operates pursuant to the Executive Committee Charter, available on our website https://investors.voya.com.

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SHAREHOLDER ENGAGEMENT
Voya’s shareholder engagement strategy is built on the pillars of transparency, trust and accountability. In an effort to continuously augment our corporate governance processes and communications, we participate in year-round engagements with our diverse shareholder base in an effort to foster long-term relationships with all of our investors and maintain channels for open communication as a means of sharing two-way feedback. We value shareholders’ views and insights, and believe that two-way dialogue builds informed relationships that promote transparency and accountability by deepening our Board’s understanding of shareholder concerns and providing shareholders with insight into our Board’s processes.
In addition, we consistently seek feedback from the investment community to share with our management team and Board to deepen their understanding of shareholder concerns.
Shareholder Engagement Cycle

▪ Board reviews vote outcomes of annual shareholder meeting.

▪ Board considers potential corporate governance or executive compensation changes.

▪ We consider potential topics of discussion for year-round shareholder engagement, as well as potential topics of discussion at any upcoming Investor Day.

▪ We reach out to proxy advisors to obtain more color on their views of our governance and compensation practices.

▪ Engage shareholders in discussions about our business, technology, innovation and ESG initiatives.

▪ Engage with shareholders in preparation for Investor Day, which is held every three years.

▪ Engage in discussion with management regarding topics of interest to investors.

▪ We use the feedback from discussions with shareholders and proxy advisors to implement changes to governance and compensation practices.

▪ Begin drafting proxy statement and disclosure based on shareholder and proxy advisor feedback.
▪ Publish proxy statement. ▪ Hold annual shareholder meeting which is conducted virtually and therefore easily accessible to all shareholders.

Voya 2022 Proxy Statement	33

2021 Year in Review

18	~300	56%/67%	33%
Shareholder Events	Shareholder Interactions	CEO/CFO Participation in Shareholder Events	Business Leader Participation in Shareholder Events
Outcomes of Shareholder Engagement
▪
We engage our various shareholders on ESG issues, and we continue to evaluate how to improve our disclosures based on those discussions. In response to such shareholder engagement, we have augmented our disclosure regarding ESG issues, including climate-related topics, human capital management and diversity, by including an “Environmental, Social and Governance” section of our website, available at https://investors.voya.com/esg/default.aspx. We have also released several publications highlighting our ESG initiatives, such as the Voya Impact Report and Voya ESG Fact sheet. Such shareholder engagement has led to the implementation of initiatives that integrate responsible and sustainable thinking into our operations, positively impact our communities and minimize our impact on the planet, as discussed more on our website and in our publications.

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OUR EXECUTIVE OFFICERS
Management of the Company is led by the Management Executive Committee, which is comprised of all of the executive officers set forth below. The Management Executive Committee is tasked with setting corporate strategy, managing overall operating performance, building a cohesive culture and establishing our organizational structure. The following table presents information regarding our executive officers as of the date of this proxy statement.
Rodney O. Martin, Jr., Chairman and Chief Executive Officer Age: 69
Experience

Chief Executive Officer and a member of the Board of Directors of Voya Financial, Inc. since April 2011. Additional biographical information regarding Mr. Martin is provided above, under “Our Director Nominees”.

Nancy Ferrara, Executive Vice President, Continuous Improvement Age: 57
Experience

Executive Vice President, Continuous Improvement (CI) of the Company since September 2016. Under Ferrara’s leadership, the CI management system has been integrated across the company, creating a high-performance culture that has led to dramatically improved business results. Ferrara also spearheads Voya Reimagine, an enterprise effort designed to drive innovation and enhance the employee and customer experience. Prior to her current role, Ms. Ferrara was Senior Managing Director of Operations for Voya. Prior to joining Voya in April 2012, Ms. Ferrara served as Operations Executive of the Financial Services Division at AIG in 2008 and went on to lead divestiture separation teams at AIG from 2009 until 2012. Prior to that, Ms. Ferrara served in a number of senior leadership roles at JP Morgan Chase.

Education

Ms. Ferrara has an M.B.A. from Hofstra University and a B.A. from Providence College.

Robert Grubka, Chief Executive Officer, Health Solutions Age: 52
Experience

Chief Executive Officer, Health Solutions since March 2021. Prior to that he served as President of Employee Benefits for Voya, and prior to that he was the Chief Risk Officer for Voya’s Retirement and Annuity businesses. Before to joining Voya in 2015, Mr. Grubka led the Group Protection business at Lincoln Financial and held leadership roles in the retirement and annuity businesses. Previously, he held a variety of actuarial roles at Nationwide Financial. He also serves on the board of Junior Achievement of the Upper Midwest.

Education

Mr. Grubka earned a bachelor’s degree in actuarial science from The Ohio State University.

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Christine Hurtsellers, Chief Executive Officer, Investment Management Age: 58
Experience

Chief Executive Officer of Investment Management of the Company since September 2016. Prior to that, Ms. Hurtsellers was the Chief Investment Officer of Fixed Income at Voya Investment Management from 2009 to 2016, and prior to that, she was the Head of Structured Finance from 2005 to 2008. Ms. Hurtsellers is a board member of Pomona Capital, and a member of the Investment Company Institute (ICI) Board of Governors. Prior to joining Voya in 2004, Ms. Hurtsellers was a Senior Portfolio Manager at the Federal Home Loan Mortgage Corporation (Freddie Mac). Prior to Freddie Mac, she was a Portfolio Manager at Alliance Capital Management and Banc One, and a client consultant at Pentalpha Capital Group.

Education

Ms. Hurtsellers received a B.A. in Finance from Indiana University Kelley School of Business, and holds the Chartered Financial Analyst® designation.

Michael Katz, Executive Vice President, Finance, Strategy and Investor Relations Age: 46
Experience

Executive Vice President, Finance, Strategy and Investor Relations since March 2021. Prior to that, Mr. Katz was the Chief Financial Officer for the Company’s Annuities, Individual Life and Employee Benefits businesses. Before serving as a business unit CFO, he held a number of senior roles in product development, capital management, actuarial and business strategy at the Company. Mr. Katz joined Voya in 2004. Before joining the Company, he served in a variety of financial reporting and planning roles at Aegon.

Education

Mr. Katz is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and holds a bachelor’s degree in actuarial science from Pennsylvania State University.

Santhosh Keshavan, Executive Vice President and Chief Information Officer Age: 48
Experience

Executive Vice President since March 2021 and Chief Information Officer since 2017. Prior to joining Voya, Mr. Keshavan held the position of EVP & CIO for Regions Bank based in Birmingham, AL from 2010 to 2017. Previously, Mr. Keshavan was with Fidelity Investments as Vice President for the pricing and cash management division. Prior to that, he held various positions at SunGard Data Systems (now FIS), eventually being named Managing Director, International Operations with a focus on the retirement services industry. He also serves on the board of Connecticut Financial Services and Insurance Markets, as well as VFI SLK Global Services Pvt. Ltd, a joint venture between the Company and SLK.

Education

Mr. Keshavan has a bachelor’s degree in Computer Science from India and a master’s of business administration from UAB with a major in Information Systems.

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Heather Lavallee, Chief Executive Officer, Wealth Solutions Age: 52
Experience

Chief Executive Officer, Wealth Solutions since March 2021. Prior to that, she served as the president of Tax-Exempt Markets at the Company, and prior to that she was President of Employee Benefits. Before joining the Company in 2008, Ms. Lavallee worked at Mutual of Omaha as a Regional Vice President of the Group Insurance Division for their Western Region, and at Sun Life New York Insurance and Annuity Company. In addition, she serves on the board of the National Down Syndrome Society and Junior Achievement of Southwest New England, Inc. Ms. Lavallee also served as Executive Sponsor of Voya Cares Program from 2016 through 2021 and currently serves as one of the Executive Sponsors for Voya’s employee-led Environmental Stewardship Council.

Education

Ms. Lavallee holds a bachelor’s degree in psychology from Colby College and a Master of Business Administration from Pepperdine University’s Graziadio School of Business.

Charles P. Nelson, Vice Chairman and Chief Growth Officer Age: 61
Experience

Vice Chairman and Chief Growth Officer since March 2021. Since April 2018, Mr. Nelson served as the Chief Executive Officer of our Retirement and Employee Benefits businesses and served as Chief Executive Officer of our Retirement business since May 2015. Prior to joining the Company, Mr. Nelson was with Great-West Financial since 1983. Mr. Nelson served as President of Retirement Services for Great-West from 2008 through September 2014 and most recently led the legacy Great- West retirement business of Empower Retirement, a business unit of Great- West Life & Annuity Insurance Company. He currently serves on the board of trustees for Whitman College and the board of directors of the Defined Contribution Alternatives Association, a nonprofit organization that educates the community on the benefits of including alternative investments within a defined contribution framework. He also serves as one of the Executive Sponsors for Voya’s NextGen Council.

Education

Mr. Nelson is a graduate of Whitman College with a degree in chemistry and economics. He was appointed to the Whitman College Board of Overseers in 2008 through 2017.

Kevin D. Silva, Executive Vice President and Chief Human Resources Officer Age: 68
Experience

Executive Vice President and Chief Human Resources Officer of the Company since February 2012. Prior to his current position, from 2009 to 2012, he served as Chief Human Resources Officer at Argo Group International, a global, publicly traded specialty insurance company. Prior to joining Argo, Mr. Silva spent more than 13 years (1996-2009) at MBIA Insurance Corporation where he served as Chief Administrative Officer responsible for the human resources, communications, corporate administration, governmental relations, information resources, facilities, telecommunications and records-management functions. Mr. Silva has also served in senior human resources leadership roles with Merrill Lynch (1993-1995), MasterCard International (1989-1993), and Pepsi Cola Company (1979-1989).

Education

Mr. Silva earned a bachelor’s degree in Communications from St. John’s University and a master’s degree in Psychology from New York University.

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Michael S. Smith, Vice Chairman and Chief Financial Officer Age: 58
Experience

Vice Chairman and Chief Financial Officer since March 2021 and served as Executive Vice President and Chief Financial Officer of the Company since November 2016. From April 1, 2019 to early 2021, Mr. Smith also served as our Interim Chief Risk Officer. He is responsible for information technology, corporate strategy strategic finance, capital management, actuarial, tax, insurance investments, controllership, financial reporting, procurement, expense management, treasury, investor relations and continuous improvement. Prior to becoming CFO, Mr. Smith served as Chief Executive Officer of our Insurance Solutions and Closed Block Variable Annuity business since January 2014. Prior to that, Mr. Smith served as the Executive Vice President and Chief Risk Officer of the Company since December 2012. Mr. Smith joined the Company in May 2009 first as Chief Financial Officer and Chief Insurance Risk Officer of the annuity business and subsequently as Chief Executive Officer of Annuity Manufacturing. Prior to joining the Company, from 1988 to 2009, Mr. Smith was employed by Lincoln Financial Group (LNC) where he held several positions, including head of Profitability and Risk Management for Retirement Solutions at LNC, Chief Actuarial Officer for Lincoln National Life, Chief Administrative Officer and Chief Financial Officer for Lincoln Financial Distributors, Inc., Chief Financial Officer and Chief Risk Officer for LNC’s Life and Annuity division and head of customer support for LNC’s Employer Markets division.

Education

Mr. Smith holds bachelor’s degrees in Economics and Russian Studies from the University of Michigan. He attained Fellowship in the Society of Actuaries in 1990 and is also a Member of the American Academy of Actuaries. He also attained his CFA Charter holder designation in 2003.

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HUMAN CAPITAL MANAGEMENT
As a company with a mission to help all Americans retire better, our success lies in earning the trust of our clients each and every day. Through our human capital strategy, we attract, retain and reward talent across our enterprise in support of our mission. We have prioritized our efforts to build and maintain a diverse, inclusive and safe workplace, with opportunities for our employees to grow and develop in their careers, supported by competitive compensation, benefits, health and wellness programs. We have maintained our prioritization and commitment throughout and despite the challenges posed by the COVID-19 pandemic.
Program Best Place to Work for Disability Inclusion	Fortune Best Workplaces in Financial Services & Insurance 2021	2021 Bloomberg Gender-Equity Index
Scored 100% on 2021 Disability Equity Index	88% Voya Employees said Voya is a Great Place to Work	Commitment to Equality and Advancing Women in the Workplace
Diversity Equity and Inclusion
We believe that our differences make us stronger. We are committed to fostering a work environment where the differences that we are born with—and those we acquire and choose throughout our lives—are understood, valued and intentionally pursued. Purposefully bringing our differences together to positively influence our culture, service our clients and enrich our communities is essential to our vision to be America’s Retirement Company.
Workplace Demographics
▪
We focus on reflecting the communities we serve through diversifying our workforce, developing their talents, fostering an inclusive environment where everyone is safe and supported and retaining talent.

▪
We have improved our rate of hiring underrepresented talent by mitigating bias in job descriptions through technology, expanding sources for candidates and requiring diverse slates and interview panels.

▪	Of our approximately 6,000 employees, women or people of color represent 61% of the workforce. Three percent of our workforce self-identifies as members of the disabled/special needs community.
▪	In 2021, Voya hired employees to fill 37 Leadership roles, of which 57% were diverse hires. The hires included five men of color (POC), ten white women and six women who are POC.
▪	Voya has hired 15 people to fill the roles of VP or above, with 60% representing POC and/or women.
Training, Employee Resources and Programming
▪	Voya’s DEI Task Force launched in December 2020 to increase equity and inclusion, create new opportunities for the business and generate innovative ideas.
▪
During April’s Diversity Celebration Month in 2021, Voya introduced an Allyship Program and Ally Pledge to increase support for marginalized communities, internally and externally, through multiple communication channels.

▪
Voya relaunched its Employee-Led Councils to engage and inspire our workforce. Each of the 11 Councils are designed to elevate, educate, inspire and grow our talent and increase their ability to bring valuable insights and solutions to our human capital and business evolution, and 25% of Voya’s employees are members of one or more Councils.

▪
In 2020, Voya’s African American/Black Council launched a reverse mentorship pilot program to advance DEI further. The pilot paired a member of the Council to mentor a senior leader in an effort to create dialogue and to help leaders understand the African American/Black employee experience and sentiments at Voya.

▪
The Women’s Council has a mission to link women across business units, geographic locations and functions through Voya’s “Lean In Circles.” Launched in January 2021, Voya employees can now join more than 40 Lean in Circles covering a variety of interests such as Working Moms, Women in Sales, LGBTQ+ and many others.

Internal Commitments
▪
Diversity Action Plans were developed across the enterprise in 2020, led by each member of the EC and their direct reports. Each of these approximately 70 leaders are required to have a Diversity Action Plan that focuses on one or more of the five areas that strengthen and reinforce the overall DEI strategy for the enterprise based on Colleagues, Clients and Community.

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Talent Management and Recruitment
We believe superior human capital management is a key component to a high level of corporate performance. We are differentiated by our talent review process, leadership development, succession planning, mentoring programs, performance management process, coaching and feedback. Because we are committed to developing employees, we maintain robust learning programs through Voya’s Learning Center to help employees develop as they advance their careers and/or transition into different roles within Voya.
We have a One Voya platform for talent evaluations, discussion, development plans and succession plans across all Voya businesses and functions. EC members, their leaders and business partners lead talent reviews at least annually across various teams resulting in succession plans for the top five layers across the company. We identify our very top performers to whom to offer additional education, training, and exposure opportunities (this includes the accelerated development of over 1,000 diverse employees).
Total Rewards and Wellness
Our Total Rewards offering is made up of the entire employee experience. It is delivered in the form of direct compensation (base salary, annual and/or long-term incentives), company-sponsored benefits (retirement savings, health and welfare plans, paid time off and work-life balance programs) and development opportunities. We provide a robust Total Reward offering that is market-competitive and equitable in order to attract, retain and motivate a talented and diverse workforce.

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Enterprise Environmental, Social and Governance (ESG)
ESG is a business imperative woven throughout our enterprise. It is an investment in society and in the success of the Company.
We implement initiatives that integrate responsible and sustainable thinking into our operations, positively impact our communities and minimize our impact on the planet. Our work is guided by the highest standards and frameworks and informed by analysis of key impacts, identification of risks and opportunities and stakeholder input. We report publicly in our annual impact report and on our website the progress on our ESG commitments, and disclose our data to investors on an ongoing basis.
ESG strategy and execution is managed at the business and functional level, with enterprise management and reporting responsibility led by the chief diversity and corporate responsibility officer. This leader reports to the executive vice president and chief human resources officer, who reports to the chairman and CEO. Christine Hurtsellers, CEO, Voya Investment Management, serves as executive sponsor for Enterprise ESG. To ensure complete alignment with our business goals, Voya maintains an Executive Council for Corporate Responsibility & Diversity & Inclusion that is composed of the top leaders in the company. Led by Chairman and CEO Rodney O. Martin Jr., this governing body meets quarterly to review strategy and performance regarding ESG integration activities, employee engagement and charitable sponsorships. Critical topics are brought to the Executive Council during these meetings with recommendations for actions to remediate. The body makes determinations, guided by the nature of the issue, as to whether those topics should be discussed with the Nominating, Governance and Social Responsibility Committee or other directors of the board.
Additionally, the Board’s Nominating, Governance and Social Responsibility Committee Charter includes the review of ESG matters of significance to the company. The Nominating, Governance and Social Responsibility Committee is engaged in ESG in the following ways, including reporting to the full board as necessary:
▪	Provides oversight of the Environmental, Social and Governance Risk Policy, the Policy on Antitrust, and the Code of Business Conduct & Ethics;
▪	Provides input and guidance on the Impact Report on an annual basis before publication; and
▪	Provides recommendations on key ESG initiatives of significance to the company.
Senior leaders bring ESG-related risk matters of significance and topics raised by shareholders to the Nominating, Governance and Social Responsibility Committee as necessary and deemed appropriate by the Executive Council. This includes matters relating to our ESG Risk Policy, which reflects the Company’s commitment to conducting business in a way that is ethically, economically, socially and environmentally responsible.
Political Contributions Oversight and Disclosure
Our Nominating, Governance and Social Responsibility Committee, a committee comprised solely of independent directors, provides oversight of the Company’s political contributions and lobbying expenses. As part of its oversight role, it reviews our political activity policy and monitors our ongoing political strategy as it relates to the overall public policy objectives for the Company. The Nominating, Governance and Social Responsibility Committee also reviews an annual report on our political contributions and lobbying expenses. This report is available at investors.voya.com/financial- reporting/annual- reports. The Voya Financial Political Action Committee (PAC) has historically supported candidates from both major political parties and Independents who understand the importance of helping people responsibly save for retirement and manage their financial assets. Following the events in our nation’s capitol on January 6, 2021, the Company suspended PAC distributions. If and when a decision is made to resume PAC disbursements, the officers of the PAC will issue disbursements consistent with the PAC’s bylaws and based upon a candidate’s state or Congressional district. Candidates will be vetted by the Company’s Corporate Communications team for public statements inconsistent with the Company’s corporate values. The PAC relies on outside legal expertise to address new or emerging issues and an outside vendor for the administration of the PAC.
Community Investment
Outside of Voya, we have and continue to build connections between our employees and the communities in which they live and serve through support of employee volunteerism and giving. We conduct our community investment work through Voya Foundation whose primary work focuses on financial resilience, STEM (science, technology, engineering and mathematics) education for K-8th graders, financial literacy for 9-12th graders, teacher training and employee-matching gifts. Through Voya Foundation, employees receive dollar-for-dollar matches to eligible nonprofits of their choice. The annual maximum match is $5,000 for employees and $25,000 for our senior management and directors. In 2021, more than 84%* of Voya employees gave
*	84% combined percent includes departed-employee participation.

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back to our communities through volunteerism or giving. Employee donations to nonprofits, together with Voya Foundation’s match, totaled more than $5 million in the United States. In addition, full-time employees receive 40 hours of paid volunteer-time-away at eligible nonprofits per year and part-time employees receive 20 hours per year. Voya employees volunteered over 22,000 hours in 2021. During Voya’s National Days of Service, a company-wide volunteer initiative, 56% of employees volunteered nearly 10,000 hours for both virtual and in-person activities.
Impact of COVID-19
Despite the impact of the pandemic during 2021, we continued to execute on our business plans while also prioritizing the health and safety of our employees and clients. Our ability to quickly pivot to remote work for the vast majority of our employees provided us with both flexibility and the ability to meet our customers’ needs. During 2021, approximately 95% of our 6,000 employees worked remotely. We again expanded the mental-health benefits available to employees and further enhanced safety measures for those working on-site. Additionally, we have provided support to employees impacted by the pandemic through the Voya Community Fund, which provides financial assistance to employees who have been impacted by a government-declared disaster/emergency.
We recognize that the changes brought about by the pandemic are having—and will continue to have—an impact on the workplace. This has multiple implications for our clients, and we believe Voya’s strategy positions us well to continue to help both employers and their employees. However, the changes affecting the workplace are not just about our clients, but our employees too. As such, we are evolving into a world-class hybrid workplace model to meet the changing expectations and needs of our employees and our customers. As a purpose-led company, we are prioritizing flexibility and the well-being of our employees, and throughout 2021 focused on implementing new tools, behaviors and space designs that would support a hybrid work environment. These include new meeting norms, creative use of physical space, effective collaboration tools, hybrid sales tools and better ways to train and knowledge share. We believe that our actions are resonating and will further distinguish Voya as an employer of choice.
We also continue to take actions to support our broader communities. For example, Voya provided support for COVID-19 vaccines to India through a grant to UNICEF. Additionally, employees across the company engaged in fundraising efforts to support nonprofits whose vital programs were being disrupted at a time when people needed them most.
Reimagine – Voya’s COVID-19 Response
In March 2021, Voya launched the “Reimagine” program in an effort to reshape Voya’s working model in a way that takes advantage of the new remote and hybrid world.
▪
Phase I: The goal of Phase I was to build a fact base that supports Voya’s bold reimagination of its way of working. We brought the best external insights and academic research to the program through ReimagineX webinars about the future of the workplace, hybrid selling and pandemic fatigue, and a cross-sector executive learning group. We listened to our employees (surveying 3,000+ about their working model preferences), drafted key guiding principles for the program, began discussions around our real estate footprint and launched four test and learn pilots involving 1,300 employees to experiment with future states of ways of working, customer experience and physical space design. Altogether, Phase I allowed us to build a strong fact base for Reimagine from multiple sources of insight, which supported design-thinking initiatives and recommendations in Phase II and beyond.
▪
Phase II : Phase II involved four core areas of focus, built on the success of Phase I, and prepared Voya colleagues for the first wave of returning-to-office in fall 2021. First, Phase II involved an expanded wave of eight pilots with a focus on testing key aspects of our future working model (e.g., policy and norms around how and when people spend time in the office, physical space concepts or ideas for building connectivity remotely). Second, we kicked off a series of design partnerships with our customers to identify opportunities to collectively set the standard for hybrid ways of working. Third, we refined recommendations and plans around right-sizing our real estate footprint, with a view toward accelerating our diversity and inclusion ambitions, allowing employees to thrive wherever they choose to work and fully embracing a hybrid environment, where technology optimizes connections between in-office colleagues and those who are remote or in other locations. Finally, throughout Phase II, we continued to draw inspiration and guidance from our cross-sector learning group, with particular focus on employee and customer experiences that create enterprise value

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CEO Succession Planning
Our Nominating, Governance and Social Responsibility Committee oversees the CEO succession planning process and together with our independent Lead Director facilitates, at least annually, the Board’s discussion of CEO succession planning. Our CEO provides the Board with recommendations for and evaluations of potential CEO successors and reviews with the Board development plans for these successors. Directors engage with potential CEO candidates and senior management talent at Board and Committee meetings and in less formal settings to enable directors to personally assess candidates. The Board reviews management succession in the ordinary course of business throughout the year as well as contingency planning in the event of an emergency or unanticipated event.
Our Board is presently actively involved in evaluating both internal and external CEO candidates through a structured interview and assessment process, with outside experts assisting the Board with this process. The Board expects to announce the CEO succession plan later this year.

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Part II: Compensation Matters
Proposal 2. An Advisory Vote to Approve Executive Compensation
Section 14A of the U.S. Securities Exchange Act of 1934 (Exchange Act) requires that shareholders be given the opportunity to cast an advisory vote on the compensation of our named executive officers, or NEOs. Our NEO compensation for 2021 is disclosed and discussed in detail below.
We believe that the success of our business is based on our ability to attract, retain and motivate the executive officers who determine our strategy and provide the leadership necessary to ensure we execute our business plan and drive long-term value creation for our shareholders. To support the achievement of these objectives, we focus our executive compensation programs on the principle of pay-for-performance. Consistent with this principle, our programs condition a significant portion of the compensation our executives receive on the achievement of business and individual performance results.
Accordingly, the following resolution will be presented at our Annual Meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This vote is only advisory and will not be binding on the Compensation, Benefits and Talent Management Committee of the Board, which is responsible for determining the compensation of our NEOs. The results of the vote will be taken into account, however, by our Compensation, Benefits and Talent Management Committee when considering our compensation policies and procedures. We have determined that this vote will occur annually, and so the next advisory vote will take place at our 2022 Annual Meeting of Shareholders.
Board Recommendation: Our Board unanimously recommends that shareholders vote FOR the resolution approving the compensation paid to the NEOs.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes our compensation objectives and reviews compensation decisions for our NEOs. For 2021, our NEOs were as follows:
Name	Position
Rodney O. Martin, Jr.	Chairman and Chief Executive Officer
Michael S. Smith	Vice Chairman and Chief Financial Officer
Christine Hurtsellers	Chief Executive Officer, Investment Management
Charles P. Nelson	Vice Chairman and Chief Growth Officer
Heather Lavallee	CEO, Wealth Solutions

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Compensation Disclosure Roadmap
1. How did we perform?	✔
Achieved strong organic growth in all of our segments, including a 9% increase in full service recurring deposits in Wealth Solutions compared with 2020; $7.8 billion in positive net flows (excluding divested annuities and sub-advisor replacements) in Investment Management; and a 9.2% increase in in-force premiums in Health Solutions compared with 2020

	✔	Grew normalized adjusted operating earnings per share 29% compared with 2020
✔
Further simplified our business to focus on serving workplace and institutional clients through the completion of the sale of our Individual Life and other legacy non-retirement annuities businesses, which closed on January 4, 2021

2. What did we change for 2021?	✔	Adjusted the weightings of existing metrics +/-5% in the annual and long-term incentive plans to better reflect Voya’s business plan
3. How do we determine pay?	✔
Set target pay levels commensurate with sustained performance, external market data, the advice of the Compensation, Benefits and Talent Management Committee’s independent consultant and the need to attract and retain high quality talent

	✔	Multiple factors are taken into consideration in determining actual pay, including the alignment of total pay opportunity and pay outcomes with Company and individual performance
	✔	Design pay programs to reward performance, mitigate risks and align with shareholder interests by having a significant portion composed of long-term equity incentive awards
4. How did we pay for performance?	✔	A significant portion of the NEOs’ variable compensation is in equity, which strengthens the alignment of our executives’ compensation with our stock price
	✔	Payouts are aligned with our annual and long-term performance results
	✔	Annual cash incentive was funded at 145% of target based on performance of three measures (see page 52)
✔
55% of long-term stock unit awards are PSUs that vest based on our relative total shareholder return over a 3-year period, therefore the payout of the PSUs is directly impacted by our stock price movements, and therefore strongly aligned with shareholder interests

5. How do we address risk and governance?	✔	Provide an appropriate balance of short- and long-term compensation, with payouts based on our stock price, overall financial performance and individual contribution
✔
Follow practices that promote good governance and serve the interests of our shareholders, with a rigorous clawback policy, anti-pledging and anti-hedging policy and robust stock ownership requirements (5x base salary for CEO, 4x base salary for Vice Chairman and CFO, 3x base salary for all other NEOs)

	✔	Subject NEOs to a non-compete agreement, the terms of which were thoughtfully designed and will help us retain top talent
	✔	The Compensation, Benefits and Talent Management Committee receives an annual report from the Chief Risk Officer on the compensation program risk review
Why you should approve our say-on-pay vote	✔
Maintained strong business performance throughout the COVID-19 pandemic demonstrating good stewardship of shareholder capital with appropriate focus on managing risk and executing on key strategic priorities, including the sale of our Individual Life business

	✔	2021 incentive payouts for our NEOs are aligned with overall Company performance
	✔	Pay practices are aligned with shareholder interests
	✔	Pay practices are tied to robust risk management and a strong corporate governance framework

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1. How did we perform?
Achieved earnings per diluted share (EPS) growth.
We achieved normalized adjusted operating earnings of $8.37 per diluted share, after tax.
Strong organic growth and progress in advancing the company’s workplace and institutional client strategy.
All of our businesses achieved significant organic growth in 2021. Wealth Solution’s full service recurring deposits grew 9% in 2021. Investment Management achieved net flows of $7.8 billion. Health Solutions’ annualized in-force premiums increased 10% compared with the prior-year period.
Completed the sale of Individual Life.
We announced on January 4, 2021 that we had completed the sale of all of our Individual Life and other legacy non-retirement annuities businesses. This transaction accelerated deployable capital from our Individual Life business and further reduced the Company’s exposure to interest rate, credit and adverse mortality risks. The transaction completes a restructuring effort to exit capital-intensive retail businesses and begins a new chapter in the Company’s future. Our simpler business mix will allow us to fully focus on serving the workplace and institutional clients. We also announced and completed the sale of the independent financial planning channel of Voya Financial Advisors (VFA) in 2021. Through this transaction, more than 800 independent financial professionals serving retail customers became part of Cetera Financial Group, Inc., while approximately 600 field and phone-based financial professionals remained with VFA to continue to support Voya’s workplace businesses and clients.
Maintained strong capital position and continued to be good stewards of shareholder capital.
We maintained robust capital with excess capital as of December 31, 2021 of $1.5 billion, which is the amount above the company’s holding company liquidity target of $200 million, and estimated statutory surplus in excess of a 375% combined risk-based capital (RBC) ratio. As of December 31, 2021, Voya’s estimated RBC ratio was 498%. In 2021, we continued to provide value to shareholders by deploying a record $1.7 billion in excess capital through a combination of share repurchases, the redemption of senior debt and dividends—bringing the total amount of capital returned to shareholders since our initial public offering in 2013 to approximately $8 billion.
2. What did we change for 2021?
We did not change any compensation metrics used in our annual or long-term incentive plans in 2021.
3. How do we determine pay?
Compensation Principles
The following principles help guide and inform the Compensation, Benefits and Talent Management Committee in delivering effective executive compensation programs that drive performance, mitigate risks and foster the attraction, motivation and retention of top leadership talent to enable us to execute our business plan and ultimately deliver shareholder value.
Attract and retain talent: our success depends on the talents of our employees. Our compensation program needs to be market-competitive in order to attract and retain a talented and diverse workforce. We regularly review peer group compensation data to inform competitive and reasonable compensation decisions to help grow and sustain our business in a changing and challenging environment.
Pay for performance: a significant portion of the annual compensation of our executive officers should vary with annual business performance and each individual’s contribution to that performance. The performance metrics and goals are reviewed and challenged by the Compensation, Benefits and Talent Management Committee before they are approved and the goals are rigorous and challenging to motivate and reward stretch performance.
Transparency with and feedback from shareholders: we believe transparency to shareholders relating to our executive compensation program is essential. We are continuously improving the disclosure of our programs for shareholders to have enough information and context to assess the effectiveness of our programs. We proactively engage with shareholders and take actions to improve our compensation programs based on feedback from shareholders.
Integrate risk management and compensation: risk management and clawback policies need to be robust to deter imprudent risk taking. We conduct a rigorous annual review of the features of our compensation program that guard against excessive risk-taking.

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Elements of Compensation
The following table presents the principal elements of the compensation programs that applied to our NEOs for 2021. The elements of compensation were designed to provide a variety of fixed and variable compensation related to the achievement of the Company’s short-term and long-term objectives.
Incentive Type	Compensation Element	Form of Compensation	Performance Metric	Objective/Purpose	Subject to Clawback and Forfeiture	2021 Actions
Fixed	Base salary	Cash	Individual performance goals	Compensates NEOs for the day-to-day services performed for the Company. Attracts and retains talented executives with competitive compensation levels.	No	Base salary adjustments completed for three NEOs in line with expanded responsibilities.
Variable	Annual cash incentive compensation	Cash	Adjusted Operating Earnings (50%) Adjusted Operating Return on Allocated Capital (35%) Strategic Indicators (15%)
Motivates executives to achieve performance goals selected based on the Company’s annual business plan. Promotes differentiation of pay based on business and individual performance and rewards executives for attaining annual objectives.
					Yes	Performance was at maximum for Adjusted Operating Return on Allocated Capital and Adjusted Operating Earnings and above target for Strategic Indicators resulting in a 145% funding level.
	Long-term equity-based incentive compensation— granted based upon prior year performance and other factors	Performance Stock Units (PSUs)
Forward-looking performance vesting conditions for the 2021-2023 period:

Adjusted Operating Return on Equity (25%)
Adjusted Operating Earnings Per Share (25%)
Relative Total Shareholder Return vs. Compensation Peer Group (50%)
				Equity-based compensation helps to create a culture focused on long-term value creation and share ownership, and is used to retain executive talent.	Yes	Performance for the 2019-2021 period was above target, resulting in payout of 129% of target for the PSUs (see page 55).
		Restricted Stock Units (RSUs)			Yes
Benefits and Perquisites	Retirement, deferral and health and welfare programs			Addresses retirement savings and health insurance needs of executives with competitive benefits programs. Aligns with our philosophy of attracting and retaining talented individuals.	No
	Perquisites and other benefits			Aligns with our approach of attracting and retaining talented individuals by offering limited perquisites and other benefits similar to those provided by peer companies.	No

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Why We Use These Performance Metrics
We believe the performance metrics in our compensation program are appropriate to motivate our executives to achieve outstanding short-term results, and, at the same time, help build long-term value for shareholders. We describe why we use these metrics in detail below.
Adjusted Operating Earnings and Adjusted Operating Earnings per Share
We believe these metrics indicate the financial performance of the total Company and the underlying profitability factors, and exclude items that are not indicative of ongoing trends. In particular, these metrics exclude the effect of period-to-period volatility that can be caused by deferred policy acquisition costs (DAC), value of business acquired (VOBA) and other intangibles unlocking that are not indicative of our ongoing performance. We measure EPS on an absolute basis to minimize the complications associated with relative EPS, such as having to adjust peer companies’ EPS for exclusions. Adjusted Operating Earnings and Adjusted Operating Earnings per Share are non-GAAP financial measures. See Exhibit A—Non-GAAP Financial Measures.
Relative Total Shareholder Return versus Compensation Peer Group
This metric provides a relative performance measure to our program and provides a direct correlation between total shareholder return results and our compensation decisions, which strengthens the alignment of pay-for-performance outcomes with shareholder interests.
Adjusted Operating Return on Allocated Capital
We introduced this metric into our compensation program in 2018 to allow for a more diverse set of compensation metrics which we believe better reflect our overall financial health and performance. We believe the Adjusted Operating Return on Allocated Capital metric focuses our leaders and employees on achieving competitive returns on the capital allocated to our businesses and rewards them accordingly. Adjusted Operating Return on Allocated Capital is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.
Adjusted Operating Return on Equity (ROE)
Adjusted Operating ROE excludes the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking that are not indicative of our financial performance and the financial performance of the underlying profitability factors. We believe Adjusted Operating ROE is a good metric by which to measure management’s performance and base compensation decisions because it indicates the underlying financial performance of our ongoing business while excluding items that are not indicative of ongoing trends. Importantly, it measures how effectively we use equity capital in our ongoing business and hence is directly aligned with shareholder interests. With the closing of the Closed Block Variable Annuities and fixed and fixed indexed annuity businesses, we changed the definition of Adjusted Operating Return on Equity to be simpler and more consistent with how others in our industry define ROE. Adjusted Operating ROE is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.
Strategic Indicators
The strategic indicators are a portfolio of indicators that drive growth and margin expansion. The indicators include net flows growth, in-force premium growth and cost savings from our strategic investment program. We believe, taken together, these are useful compensation measures as they aligned compensation decisions with measures and strategies that contributed to the achievement of our ROE goal.

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Participants in the Process to Determine Compensation
Compensation, Benefits and Talent Management Committee and the Board
The Committee is responsible to our Board for:
▪	Evaluation of corporate goals and objectives relevant to the compensation of our NEOs as well as individual goals and objectives relevant to the compensation of our CEO;
▪	Evaluation of the competitiveness of each NEO’s total compensation package based on market data and each executive’s experience;
▪
Review and approval of the CEO’s compensation based on an evaluation of the CEO’s performance in light of goals and objectives that were approved by the Compensation, Benefits and Talent Management Committee;

▪	Approval of any change to the total compensation package of NEOs, including base salary, annual cash incentive awards and long-term equity incentive awards; and
▪	To review and oversee the Company’s strategies relating to talent management.
For the CEO, the Compensation, Benefits and Talent Management Committee also receives input from all of the independent Directors in assessing CEO performance and reviewing CEO compensation.
Chief Executive Officer
Within the framework of the compensation programs approved by the Compensation, Benefits and Talent Management Committee and based on evaluation of individual performance and potential as well as review of market competitive positions, our CEO recommends the level of base salary, the annual cash incentive award and the long-term equity incentive award value for the other NEOs. The Compensation, Benefits and Talent Management Committee reviews and discusses our CEO’s recommendations and approves any compensation changes affecting our NEOs as it determines in its sole discretion.

Compensation Consultant
The Compensation, Benefits and Talent Management Committee has retained Pay Governance LLC (Pay Governance) to serve as its independent executive compensation consultant. Pay Governance regularly attends Committee meetings and assists and advises the Compensation, Benefits and Talent Management Committee in connection with its review of executive compensation policies and practices. In particular, Pay Governance provides market data, trends and analysis regarding our executive compensation in comparison to its peers to assist the Compensation, Benefits and Talent Management Committee in its decision-making process. The Compensation, Benefits and Talent Management Committee reviews and confirms the independence of Pay Governance on an annual basis. Pay Governance does not perform any other work for management.

Evaluating Market Competitiveness
Comparison Group
The Compensation, Benefits and Talent Management Committee has established a comparison group of peer companies, with the assistance and advice of the Company’s management and Pay Governance. The Compensation, Benefits and Talent Management Committee uses this comparison group, in part, to evaluate the Company’s compensation policies and practices, and as a means by which to measure the compensation packages of its executives. In establishing the comparison group, the Compensation, Benefits and Talent Management Committee considers certain factors, including whether potential member companies competed with us in the same competitive labor market or in similar lines of business, the potential member company’s market capitalization and various other factors, including the revenues, workforce size and assets under management or assets under administration of potential member companies.
The Compensation, Benefits and Talent Management Committee reviews the comparison group periodically to ensure the relevance of the group and reflect changes in the Company’s own business mix as well as those of the peer companies.
For 2021, the comparison group of companies considered by the Compensation, Benefits and Talent Management Committee (Comparison Group) for competitive data for all of our NEOs included the following companies:
▪	Alight, Inc.

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▪	Ameriprise Financial, Inc.
▪	Athene Holding Company
▪	Conduent, Inc.
▪	Equitable Holdings, Inc.
▪	Franklin Resources, Inc.
▪	The Hartford Financial Services Group, Inc.
▪	Health Equity, Inc.
▪	Invesco Ltd.
▪	Lincoln National Corp.
▪	MetLife, Inc.
▪	Northern Trust Corporation
▪	Principal Financial Group, Inc.
▪	Prudential Financial, Inc.
▪	T. Rowe Price Group, Inc.
▪	Unum Group
The following companies have been removed from the comparison group:
▪	Eaton Vance (removed due to merger with Morgan Stanley Investment Management)
▪	Legg Mason (removed due to merger with Franklin Templeton)
▪	Manulife Financial (removed due to significantly larger revenue/market cap)
▪	Sun Life Financial (removed due to significantly larger revenue/market cap)
Surveys and Competitive Data
As part of its 2021 compensation review, the Compensation, Benefits and Talent Management Committee also considered compensation data provided by a number of surveys and sources to determine the relative competitiveness of compensation programs as well as competitive levels of pay. These surveys included a diversified study of executive compensation in the insurance industry prepared by Willis Towers Watson (Willis Towers Watson Survey) and a survey of investment management companies prepared by McLagan (McLagan Survey), a consulting firm that provides market pay and performance information in the financial services industry.
The Compensation, Benefits and Talent Management Committee takes into consideration the Willis Towers Watson Survey and the McLagan Survey when making decisions on base salary, annual cash incentive and long-term equity incentive opportunities for NEOs except the CEO. For the CEO, the Compensation, Benefits and Talent Management Committee solely takes into consideration proxy data of the Comparison Group.
4. How did we pay for performance?
Pay Mix Shows Significant Variable Pay. Approximately 93% of the total compensation delivered to our CEO and 88% delivered to our other NEOs in 2021 was variable. By variable, we mean there is no guarantee that executives will actually realize the originally intended “target” compensation values. This variable feature demonstrates management’s alignment with shareholders’ interests, as the delivery of the variable compensation is dependent on performance, including our stock price performance.

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Determination of 2021 Compensation
In early 2021, the Compensation, Benefits and Talent Management Committee met multiple times to consider the compensation opportunity that would be provided to the Company’s NEOs and other senior executives during 2021. These considerations included an assessment of the Company’s compensation practices and compensation packages against those of the Comparison Group, including in particular an assessment of the total target compensation opportunity for each NEO. In addition, the Compensation, Benefits and Talent Management Committee considered the vote result of our say-on-pay proposal in 2021 and took into account the outcome of the vote in reviewing our executive compensation programs and policies. Shareholders voted 93% in favor of the Company’s say-on-pay proposal on executive compensation (based on shares voted). The Compensation, Benefits and Talent Management Committee considered the vote to be an endorsement of the Company’s executive compensation programs and policies, and took into account the outcome of the vote in reviewing those programs and policies.
Following the review, the Compensation, Benefits and Talent Management Committee also established, for purposes of the NEOs’ annual cash incentive awards opportunities, performance measures and targets that would apply for the 2021 performance year.
Base salary
Mr. Martin’s salary is set in accordance with his employment agreement. The 2021 base salary for our other NEOs was reviewed taking into account several factors, including the NEOs’ experience, the NEOs’ responsibilities, the NEOs’ 2020 performance, the NEOs’ 2020 base salary and the competitiveness of that base salary as compared to internal peers and similarly situated executives at companies that compete with us for executive talent. In the case of Mr. Smith, Ms. Hurtsellers, Mr. Nelson and Ms. Lavallee, this included consideration of executive compensation paid by certain companies included in the Comparison Group. The base salary of Mr. Nelson and was unchanged from his 2020 salary. Mr. Smith’s base salary increased from $640,000 to $700,000. Ms. Hurtsellers’ base salary increased from $600,000 to $625,000. Ms. Lavallee’s salary increased from $480,000 to $500,000.
Annual cash incentive compensation
Our annual cash incentive program is designed to reward participants based on critical financial results and for their annual contributions to those results. Individual incentive awards are based on an annual evaluation of business performance and each NEO’s individual performance.
In this CD&A (as defined below), references to 2021 annual cash incentive compensation awards are to the annual cash incentive compensation amounts that were paid to NEOs in March 2022, which were designed to recognize individual and Company performance during 2021. As described in more detail below, an NEO’s annual cash incentive award is determined after taking into account the performance of the Company under several financial measures and based on a qualitative assessment of individual performance and other factors considered relevant by the Compensation, Benefits and Talent Management Committee.

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The Compensation, Benefits and Talent Management Committee determined 2021 annual cash incentive compensation for our NEOs by applying a multi-step process:

Each of these steps is described in more detail below:
Step 1: Establishment of Annual Cash Incentive Compensation Target Opportunity and Maximum Award. Each NEO’s 2021 target annual cash incentive opportunity was originally determined under the terms of their respective employment agreement or offer letter, and reviewed by the Compensation, Benefits and Talent Management Committee in early 2021 or in connection with their promotion, with reference to the compensation amount publicly disclosed by the Comparison Group to assess competitiveness. The target and maximum annual cash incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunities, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data.
Target annual cash incentive award opportunities for the NEOs in 2021, as a percentage of base salary, were as follows:
2021 Target Annual Cash Incentive Awards
Mr. Martin	225%
Mr. Smith	200%
Ms. Hurtsellers	300%
Mr. Nelson	180%
Ms. Lavallee	200%
Unchanged from our 2019 approach, the maximum 2021 incentive opportunity was capped at two times the target award opportunity for all NEOs except for Mr. Martin, whose maximum incentive opportunity is set forth in his employment agreement.
Step 2: Establishment of Preliminary Annual Cash Incentive Compensation Amounts. Preliminary annual cash incentive amounts were determined based on Company performance in 2021 against target performance levels set by the Compensation, Benefits and Talent Management Committee during the first quarter of 2021, based on business forecasts and projections. Achievement against these targets was assessed by the Compensation, Benefits and Talent Management Committee during the first quarter of 2022, following the availability of Company financial information for 2021.
For 2021 annual cash incentive awards, preliminary annual compensation amounts were based on the target annual cash incentive compensation amounts for each of our NEOs, and on the Company financial performance under three financial measures: Adjusted Operating Earnings, Adjusted Operating Return on Allocated Capital and Strategic Indicators. Each of Adjusted Operating Earnings and Adjusted Operating Return on Allocated Capital is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.
Measure	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance	Payout as Percentage of Target
Adjusted Operating Earnings (in millions)	50%	$644	$805	$966	$1,263	150%
Adjusted Operating Return on Allocated Capital	35%	14.2%	17.8%	21.4%	25.9%	150%
Strategic Indicators(1)	15%	1.5	3.0	4.5	3.5	117%
Total	100%					145%
(1)	Each strategic indicator is assigned a rating from 1 to 5; a 3 rating indicates that the performance met the target.

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Step 3: Individual Assessment and Determination of Individual Annual Cash Incentive Award. Following determination of the preliminary annual cash incentive amounts, the Compensation, Benefits and Talent Management Committee qualitatively assessed each NEO’s performance based on performance objectives that included individualized qualitative performance goals and business line or functional area performance. In the case of NEOs other than Mr. Martin, the views of Mr. Martin with respect to such performance were considered by the Compensation, Benefits and Talent Management Committee as part of this assessment. The results of this assessment were as follows:
Under Mr. Martin’s leadership, the Company had a number of significant accomplishments during 2021. These include, but are not limited to:
▪	EPS Growth – For the full year, our adjusted operating[1] EPS were a record $8.374. This represents a 160% increase compared with 2020.
▪
Total Shareholder Return – Voya’s three-year cumulative Total Shareholder Return (TSR) was strong over the 2019-2021 period, placing our relative ranking to our 14 peers in the 79th percentile for that period.

▪
Strong Performance Across our Businesses – We continued to achieve organic growth in each of our core businesses during the year. We saw strong demand for our capabilities given the compelling value proposition that we provide for workplace and institutional clients.

▪	Wealth Solutions: For full-year 2021, full-service recurring deposits grew 9.0% compared with full- year 2020, reaching $12.1 billion.
▪
Investment Management: We generated $7.8 billion of net flows (excluding divested annuities and sub-advisor replacements) for full-year 2021, representing 4.2% of organic growth and exceeding our most recent guidance target of 1% to 3% for 2021.

▪	Health Solutions: We increased total annualized in-force premiums by 9.2% compared with the prior year period.
▪	Capital Management – We have returned approximately $8B of capital to our shareholders through share repurchases and dividends since the IPO.
▪	Enterprise Transformation – Continued reduction of stranded costs associated with the Resolution Life and Cetera transactions.
▪	External Recognitions We were recognized by Institutional Investor in its 2022 All-America Executive Team rankings as #1 in the Best Insurance CEO category both on an Overall and Sell-Side basis and #2 for the Buy-Side. Voya also ranked #1 for its environmental, social and governance program, analyst day and response to COVID-19.
▪
Evolving our Company – In March 2021, we announced our updated operating model and new leadership team. The new model is designed to advance Voya’s workplace and institutional client-focused strategy and growth plans, as well as ensure a customer-centric focus on health, wealth and investment solutions. We also completed three transactions to further simplify our company as well as advance our future growth plans and meet the evolving needs of our workplace and institutional clients.

▪	Divested the independent financial planning channel (FPC) of Voya Financial Advisors, Inc. to Cetera Financial Group.
▪	Acquired Benefit Strategies, LLC, a leading third-party administrator of health savings and spending accounts.
▪	Acquired the investment advisory business and certain other assets of small-cap growth specialist Tygh Capital Management.
▪
Commitment to Culture – We continued to foster a culture of diversity, equity and inclusion, for which the Company was recognized externally. In 2021, we were named: one of the World’s Most Ethical Companies by the Ethisphere Institute for the eighth consecutive year; one of the Best Places to Work in Money Management by Pensions & Investments Magazine for the seventh consecutive year; and a Best Place to Work for Disability Inclusion on the Disability Equality Index for the fourth consecutive year. In addition, in early 2022, Voya received—for the 17th consecutive year—a perfect score of 100% on the Human Rights Campaign’s 2021 Corporate Equality Index. Voya also was—for the seventh consecutive year—named a member of the Bloomberg Gender-Equality Index in early 2022. In addition, we have been recognized for our commitment to ESG matters, including being named to the Dow Jones Sustainability Index, earning recognition as a top-performing sustainability company for the sixth consecutive year in 2021.

Under Mr. Smith’s leadership, the Company accomplished the following:
▪	Provided strong financial counsel, which has Voya on track for 150% EPS Growth, 30% excluding notable items, and a strong capital position and leverage ratio entering 2022.
▪	Supported successful evaluation, due diligence, risk management, accounting/financial reporting/actuarial valuation and closing of Resolution Life, Benefit Strategies and Cetera transactions.
[1]
Adjusted Operating Earnings as presented is a non-GAAP measure and information regarding this non-GAAP financial measure, and a reconciliation to most comparable US GAAP measure, is provided in Appendix A.

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▪
Reimagined Finance Revitalization to improve FP&A outcomes, focused on better financial insights and advancing forecasting and reporting capabilities in alignment with business growth strategies. Successfully executed a new expense operating model, transitioning staff to a central group while streamlining processes and optimizing resources.

▪	Recognized externally as Best CFO by Institutional Investor in its 2022 All-America Executive Team rankings for Insurance.
Under Ms. Hurtsellers’ leadership, the Company accomplished the following:
▪	Generated approximately $7.8 billion of institutional net flows.
▪
Achieved record results in another challenging year. Investment Management continued to grow external client AUM, hitting another new high-water mark for record gross and net sales across distribution teams, making it the sixth year in a row of positive net cash flows in an environment where the mid-sized manager is shrinking. Overall, the distribution team achieved 141% of gross new asset target and 157% of net new asset target.

▪	Made significant progress in areas such as integrating ESG into our investment process and creating a dedicated Active Ownership team and Engagement Policy Statement.
▪	Successfully completed the acquisition and integration of Tygh Capital Management, which will add to the firm’s small-cap equities platform.
▪	For the seventh consecutive year, Pension & Investments Magazine named IM to its “Best Places to Work in Money Management.”
Under Mr. Nelson’s leadership, the Company accomplished the following:
▪	Established growth vision and strategy, and led and completed segmentation of the Health & Wealth marketplace, identifying target employers and intermediaries.
▪	Leading the evolution of Voya’s Workplace Value Proposition and Go-To Market Strategy messaging consistent with Voya’s Strategy and Purpose; this work will continue in 2022.
▪	Helped shape inorganic growth strategy efforts in collaboration with Corporate Strategy, Corporate Development, Finance, etc.
▪	Through the Behavioral Financial institute, drove $9 million in incremental revenue in 2021 with the application of the research completed with clients in 2021.
▪	Led and completed first ever Retirement Plan Diversity Study on Voya’s Retirement plans, learning how ethnicity can impact retirement outcomes through digital engagement, savings rates and loan usage.
Under Ms. Lavallee’s leadership, the Company accomplished the following:
▪	Achieved Full Service Recurring deposits result of $12.1B which reflects growth of 9.0% from 2020.
▪
Continued to advance our Health & Wealth strategy, and collaborated to develop and launch the myHealth & Wealth guidance engine to help individuals make benefits and “next dollars” decisions. Developed myVoyage across Health & Wealth to support household benefits optimization with full health/wealth perspective.

▪	Advanced our Platform Upgrade initiative which aims to simplify our infrastructure, reduce cost and make Voya easier to do business with.
▪
Successfully migrated over 85k Select Advantage accounts and $8.5B in assets from Venerable to Voya technology platforms. This migration enabled Voya to complete the Venerable transition services agreement, which resulted in annualized savings of $7.6M.

Following this assessment, the Compensation, Benefits and Talent Management Committee considered the total 2021 compensation package being proposed for each NEO. Based on this review, the Compensation, Benefits and Talent Management Committee adjusted the annual cash incentive award payable to each NEO to between 145% and 189% of the preliminary payout determined pursuant to Step 3, above.
Annual Cash Incentive Compensation Outcomes
The following table presents, for each NEO, the results of the foregoing annual cash incentive award determination, the target annual cash incentive compensation for 2022 and the amount of the award paid in the form of cash in March 2022.
Name	2021 Target Annual Cash Incentive	2021 Target Annual Cash Incentive after Applying 145% Company Funding	2021 Actual Annual Cash Incentive Payment	% of Actual Payment to Target
Mr. Martin	$2,700,000	$3,915,000	$4,580,000	170%
Mr. Smith	$1,400,000	$2,030,000	$2,233,000	160%
Ms. Hurtsellers	$1,875,000	$2,718,750	$2,718,750	145%
Mr. Nelson	$1,314,000	$1,905,300	$1,905,300	145%
Ms. Lavallee	$1,000,000	$1,450,000	$1,885,000	189%

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Long-Term Equity-Based Incentive Compensation
Equity compensation is an important element of executive compensation, because it aligns executive pay with the performance of our stock, and in turn the interests of our shareholders. The size of each award is generally based on each NEO’s individual performance during the year preceding the grant date. We have historically made grants of equity-based awards in February, in respect of prior-year individual performance.
Equity Grants Made in 2021 for 2020 Performance
The NEOs’ long-term equity awards granted in 2021 were considered for adjustment, either upwards or downwards, from targets, based on an assessment of individual performance during 2020 plus other factors such as executive potential and expertise. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunities, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data. For equity awards granted in respect of 2020 performance, we made grants on February 18, 2021. Based on the evaluations set forth above, Mr. Martin received $10.3 million, Mr. Smith received $3.438 million, Ms. Hurtsellers received $2.52 million, Mr. Nelson received $3.128 million and Ms. Lavallee received $1.34 million in long-term equity awards.
Although these amounts were granted in respect of 2020 performance, because of the rules of the SEC governing the presentation of executive compensation in proxy statements, such amounts appear in the “—Summary Compensation Table” and other tables below under “—Compensation of Named Executive Officers” as compensation for 2021, because such awards were granted during 2021. Our equity-based awards granted under the Omnibus Plan are calculated and communicated to our NEOs based on various internal factors and qualifications, and are similar to award measurements used by companies that compete with us for executive talent. These internally communicated amounts do not necessarily reflect the “grant date fair value” of these awards (computed in accordance with FASB ASC Topic 718) which are required to be included in the “—Summary Compensation Table” below.
Equity Grants Made in 2022 for 2021 Performance
For each of our NEOs (other than the CEO), target long-term equity awards with respect to 2021 performance were set or reviewed by the Compensation, Benefits and Talent Management Committee during 2021, with reference to the survey and competitive data described above. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data. For equity awards granted in respect of 2021 performance, we made grants on February 22, 2022. Long-term equity incentive awards to our NEOs were made on the basis of an evaluation of individual performance and other qualifications during 2021, which evaluations are described above under “Step 3” of the Annual Cash Incentive Compensation determination process. Based on the evaluations set forth above, Mr. Martin received $10.57 million, Mr. Smith received $3.107 million, Ms. Hurtsellers received $2.58 million, Mr. Nelson received $2.706 million and Ms. Lavallee received $1.3 million in long-term equity awards in 2022.
Although these amounts were granted in respect of 2021 performance, because of the SEC rules governing the presentation of executive compensation in proxy statements, such amounts do not appear in the “—Summary Compensation Table” and other tables below under “—Executive Compensation Tables and Narratives” as compensation for 2021, because such awards were granted during 2022.
Payout for Previously Granted PSUs
The table below shows the 2021 performance result and the payout for the PSUs granted in 2019.
Measure ($ in million)	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported	Payout as Percentage of Target
Adjusted Operating Return on Equity	25%	10.1%	11.2%	12.3%	15.8%	150%
Adjusted Operating Earnings Per Share	25%	4.58	5.09	5.60	6.31	150%
Total Shareholder Return	50%	25th percentile	Median	75th percentile	54th percentile	108%
Total	100%					129%

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Adjusted Operating Return on Equity and Adjusted Operating EPS are non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.
Other Compensation Practices and Considerations
Health and Insurance Plans
Our NEOs are currently eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Health, life insurance, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. The NEOs also have access to a supplemental long-term disability programs, facilitated by the Company, generally available to a broad group of highly paid Company employees on an elective basis. The cost of participating in the supplemental disability program is borne entirely by each NEO.
Tax-Qualified and Non-Qualified Retirement and Other Deferred Compensation Plans
Our NEOs generally are eligible for the same retirement benefits as full-time and part-time employees under the Company’s broad-based, tax-qualified retirement plans. As described further in the narrative description preceding the table entitled “—Pension Benefits in 2021”, below, the Company sponsors the Voya Retirement Plan (Retirement Plan), a tax-qualified, noncontributory, cash-balance formula, defined benefit pension plan for eligible employees.
The Company also sponsors the Voya 401(k) Savings Plan (401(k) Plan), a tax-qualified defined contribution plan. Under the 401(k) Plan, the Company will match 100% of a participant’s contribution up to 6% of eligible compensation.
In addition to the tax-qualified retirement benefits described above, the Company also maintains the Voya Supplemental Executive Retirement Plan (SERP) and the Voya 409A Deferred Compensation Savings Plan (DCSP). The SERP and the DCSP permit our NEOs and certain other employees whose participation in our tax-qualified plans is limited due to compensation and contribution limits imposed under the Internal Revenue Code (Code) to receive the benefits on a non-qualified basis that they otherwise would have been eligible to receive under the Retirement Plan and the 401(k) Plan if it were not for the Code’s compensation and contribution limits. For purposes of determining benefits under the SERP and the DCSP, eligible compensation is limited to three times the Code compensation limit, which was $290,000 for 2021. See the narrative description preceding the table entitled “—Pension Benefits in 2021” for more detail of the Retirement Plan and the SERP. See the narrative description preceding the table entitled “—Non-Qualified Deferred Compensation Plans Table for 2021” for more detail of the DCSP.
Perquisites and Other Benefits
During 2021, we provided the NEOs with Company-selected independent advisors to assist them with financial planning and tax issues. In addition, certain of our NEOs have personal use of a company car and driver (principally for commuting purposes), and in certain cases the Company provided travel-related perquisites, including for spousal travel. Further, following a review of peer company and market practices in 2020, the Compensation, Benefits and Talent Management Committee approved limited personal use of corporate aircraft by our CEO in order to minimize his personal travel time and to work more productively on confidential and sensitive matters while traveling for time-sensitive personal matters. The CEO’s use of corporate aircraft for personal travel has been subject to an annual limit of $175,000 in aggregate incremental costs to the Company. For the calendar year 2021, the CEO’s annual limit increased to $200,000 due to COVID-19 related safety concerns. We impute as income the cost of these perquisites and other benefits. See “—All Other Compensation Table for 2021”, below, for additional information concerning perquisites.
Dividend Equivalent Rights
Equity-based awards granted to our employees, including to our NEOs, include dividend equivalent rights. These rights provide for the cash payment, in respect of each RSU granted in respect of deferred annual cash incentive awards and long-term equity incentive awards, of an amount equivalent to the dividends paid on our common stock during the period between the grant date and the vesting date of the award. The amount is paid, without interest, only upon vesting of the award.

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RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT
The Company adheres to compensation policies and practices that are designed to support a strong risk management culture. In particular, in 2015, the Compensation, Benefits and Talent Management Committee approved a new Human Resources Risk Policy, which outlines the roles and responsibilities of the Compensation, Benefits and Talent Management Committee and management to monitor compensation and benefit risks as well as key talent risks. The Policy is based on the following principles:
▪	Align compensation programs and decisions with shareholder interests;
▪	Attract, retain and motivate executive talent to lead the Company to success;
▪	Establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to clawback compensation in certain circumstances;
▪	Support a business culture based on the highest ethical standards; and
▪	Manage risk taking by executives by encouraging prudent decision-making.
We have reviewed the Company’s compensation programs, policies and practices for employees to ensure that, in design and operation and taking into account all of the risk management processes in place, they do not encourage excessive risk-taking. In particular, the following features of our compensation program guard against excessive risk-taking:
▪	Determination of incentive awards based on a variety of performance metrics, thus diversifying the risk associated with any single indicator of performance;
▪	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;
▪	A mix of fixed and variable, annual and long-term, and cash and equity compensation designed to encourage actions that are in our long-term best interest;
▪	Maximum discretionary incentive opportunities are capped and remained unchanged from 2020 to 2021; and
▪	Our equity plans do not allow re-pricing of stock options and require double trigger vesting for awards upon a change in control.
We have determined that these programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.
Hedging, Speculative Trading and Pledging of Securities
Our personal trading policy prohibits our directors, executive officers and employees from engaging in any short sales of our common stock. In addition, such persons are prohibited under our personal trading policy from entering into hedging or other transactions involving options (including exchange-traded options), put calls, forward contracts or other derivatives involving our securities (excluding stock awards granted under our annual or long-term incentive plans).

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES
Summary Compensation Table
The following table presents the cash and other compensation for our NEOs for 2021, 2020 and 2019.
Summary Compensation Table
Name and Principal Position as of December 31, 2021	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value(4)	All Other Compensation(5)	Total
Rodney O. Martin, Jr., Chairman and Chief Executive Officer	2021	$1,200,000	$0	$9,935,115	$0	$4,580,000	$39,673	$275,317	$16,030,105
	2020	$1,200,000	$0	$9,106,533	$0	$3,000,000	$40,936	$249,539	$13,597,008
	2019	$1,000,000	$0	$8,141,671	$0	$3,140,000	$41,986	$230,634	$12,554,291
Michael S. Smith, Vice Chairman, Chief Financial Officer(6)	2021	$690,000	$0	$3,316,171	$0	$2,233,000	$31,537	$70,592	$6,341,300
	2020	$640,000	$0	$2,877,880	$0	$1,290,240	$57,605	$69,692	$4,935,417
	2019	$637,500	$0	$1,905,932	$980,778	$1,512,000	$55,012	$68,770	$5,159,992
Christine Hurtsellers, CEO, Investment Management	2021	$620,833	$0	$2,430,676	$0	$2,718,750	$0	$59,192	$5,829,452
	2020	$600,000	$0	$2,590,085	$0	$1,900,800	$264,925	$58,592	$5,414,402
	2019	$600,000	$0	$2,299,546	$980,778	$2,138,400	$331,801	$68,770	$6,419,295
Charles P. Nelson, Vice Chairman, Chief Growth Officer(6)	2021	$730,000	$0	$3,017,065	$0	$1,905,300	$34,731	$70,592	$5,757,689
	2020	$730,000	$0	$2,701,108	$0	$1,156,320	$44,688	$70,388	$4,702,504
	2019	$725,000	$0	$1,864,472	$980,778	$1,300,860	$42,626	$87,660	$5,001,396
Heather Lavallee, CEO, Wealth Solutions(6)	2021	$496,667	$0	$1,292,464	$0	$1,885,000	$0	$67,404	$3,741,534
(1)
Amounts in this column represent salary that was actually paid to each NEO during the listed calendar year. Mr. Smith's 2019 salary is based on his annualized base salary of $625,000 from January 1, 2019 to February 28, 2019 and an annualized base salary of $640,000 from March 1, 2019 to December 31, 2019. Mr. Smith's 2021 salary is based on his annualized base salary of $640,000 from January 1, 2021 to February 28, 2021 and an annualized base salary of $700,000 from March 1, 2021 to December 31, 2021. Ms. Hurtsellers' 2021 salary is based on her annualized base salary of $600,000 from January 1, 2021 through February 28, 2021 and an annualized base salary of $625,000 from March 1, 2021 through December 31, 2021. Mr. Nelson's 2019 salary is based on his annualized base salary of $700,000 from January 1, 2019 through February 28, 2019 and an annualized base salary of $730,000 from March 1, 2019 through December 31, 2019. Ms. Lavallee's 2021 salary is based on her annualized base salary of $480,000 from January 1, 2021 through February 28, 2021 and an annualized base salary of $500,000 from March 1, 2021 through December 31, 2021.

(2)
Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 for 2019, 2020 and 2021 time-based and performance-based awards (at target) granted to the NEOs, in 2019 under the 2014 Omnibus Plan, and in 2020 and 2021 under the 2019 Omnibus Plan, and in each case in respect of prior year performance. Maximum payout (150% of target) for PSUs would result in the following grant date fair values:

NEO	2021 PSUs	2020 PSUs	2019 PSUs
Mr. Martin	$6,804,967	$6,435,909	$5,719,324
Mr. Smith	$2,271,393	$2,033,866	$1,338,863
Ms. Hurtsellers	$1,664,886	$1,830,510	$1,615,360
Mr. Nelson	$2,066,537	$1,908,975	$1,309,737
Ms. Lavallee	$885,257
For a discussion of the valuation methodology for the PSUs, see Footnote 1 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(3)
Amounts in this column represent stock options granted in 2019 subject to performance conditions and a waiting period before such options are exercisable. As of December 31, 2021, the performance conditions with respect to such options have been satisfied. One half of such options vested on April 22, 2019 and became exercisable as of April 22, 2020. The remaining half of such options vested as of July 31, 2020 and became exercisable as of July 31, 2021.

(4)
Amounts in this column represent the net changes in actuarial present value under the Retirement Plan and the SERP. For Ms. Hurtsellers and Ms. Lavallee, Present Value of Accumulated Benefits decreased by $88,315 and $63,936, respectively, primarily due to the change in the discount rate.

(5)	All amounts in this column for 2021 are described in more detail in the table below entitled “—All Other Compensation Table for 2021”.
(6)
As of March 1, 2021. Mr. Smith was promoted to Vice Chairman and Chief Financial Officer, Mr. Nelson was promoted to Vice Chairman and Chief Growth Officer and Ms. Lavallee was promoted to CEO, Wealth Solutions.

Voya 2022 Proxy Statement	58

All Other Compensation
The table below presents the breakdown of the All Other Compensation column:
All Other Compensation Table for 2021
Name	401(k) Plan Employer Match(1)	DCSP Employer Match(2)	Financial Tax Services(3)	Gross- Ups	Other(4)	Total

Rodney O. Martin, Jr.	$15,500	$34,800	$18,392	$0	$206,625	$275,317
Michael S. Smith	$17,400	$34,800	$18,392	$0	$0	$70,592
Christine Hurtsellers	$6,000	$34,800	$18,392	$0	$0	$59,192
Charles P. Nelson	$17,400	$34,800	$18,392	$0	$0	$70,592
Heather Lavallee	$17,400	$34,800	$15,204	$0	$0	$67,404
(1)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the 401(k) Plan.
(2)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the DCSP.
(3)	Amounts in this column represent the amounts actually paid by the company, on behalf of each NEO, to the company-selected financial advisor in 2021.
(4)
Amounts in this column for Mr. Martin represent the aggregate incremental cost to the company associated with travel perquisites, including for spousal travel. Amount reported for Mr. Martin includes costs related to personal usage of private aircraft ($176,882), calculated based on costs provided by the applicable charter company. Amount reported for Mr. Martin includes costs related to personal use of a company car and driver ($29,743), calculated based on an allocation of the total cost associated with the car and driver between business and personal usage, based on total miles driven. Personal usage of the car and driver was principally for commuting purposes.

Voya 2022 Proxy Statement	59

Grants of Plan-Based Awards
The table below presents individual grants of awards made to each NEO during 2021 under the 2019 Omnibus Plan and Annual Cash Incentive Plan.
Grants of Plan-Based Awards Table for 2021
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Other Stock Awards	Estimated Future Payouts Under Option Awards		Grant Date Fair Value of Stock Award(2)
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares		Number of Securities Underlying Options	Exercise Price of Stock Options
Rodney O. Martin, Jr.	2019 Omnibus Plan — Long-Term Incentive Restricted Stock Units (RSUs)	2/18/2021							81,904			$4,634,947
	2019 Omnibus Plan — Long-Term Incentive PSUs	2/18/2021				39,886	106,365	159,547				$5,300,168
	Annual Cash Incentive Plan			$2,700,000	$5,400,000
Michael S. Smith	2019 Omnibus Plan — Long-Term Incentive RSUs	2/18/2021							27,338			$1,547,057
	2019 Omnibus Plan — Long-Term Incentive PSUs	2/18/2021				13,313	35,503	53,254				$1,769,114
	Annual Cash Incentive Plan			$1,400,000	$2,800,000
Christine Hurtsellers	2019 Omnibus Plan — Long-Term Incentive RSUs	2/18/2021							20,038			$1,133,950
	2019 Omnibus Plan — Long-Term Incentive PSUs	2/18/2021				9,758	26,023	39,034				$1,296,726
	Annual Cash Incentive Plan			$1,875,000	$3,750,000
Charles P. Nelson	2019 Omnibus Plan — Long-Term Incentive RSUs	2/18/2021							24,872			$1,407,506
	2019 Omnibus Plan — Long-Term Incentive PSUs	2/18/2021				12,112	32,301	48,451				$1,609,559
	Annual Cash Incentive Plan			$1,314,000	$2,628,000
Heather Lavallee	2019 Omnibus Plan — Long-Term Incentive RSUs	2/18/2021							10,655			$602,966
	2019 Omnibus Plan — Long-Term Incentive PSUs	2/18/2021				5,188	13,837	20,755				$689,498
	Annual Cash Incentive Plan			$1,000,000	$2,000,000
(1)
PSUs granted on February 18, 2021 that will cliff vest on February 18, 2024. The value at vesting will depend both on Voya's stock price at the time of vesting and on Voya’s achievement of pre-established performance measures (Adjusted Operating Return on Equity Excluding Unlocking (20%), Adjusted Operating Earnings Per Share Excluding Unlocking (30%) and 2021-2023 Relative Total Shareholder Return (50%)). Maximum payout is 150%.

(2)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Voya 2022 Proxy Statement	60

Outstanding Equity Awards at Year End
The table below provides information concerning unexercised options and stock-based awards that have not vested for each NEO, outstanding as of December 31, 2021.
Outstanding Equity Awards Table at 2021 Year End
	Option Awards						Stock Awards
	Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
	Rodney O. Martin, Jr.
2015 Performance Options		158,900(8)			$37.60	12/16/2025
2019 RSUs							22,443(2)	$1,488,195
2019 PSUs									89,152(5)	$5,911,669
2020 RSUs							39,790(3)	$2,638,475
2020 PSUs									82,761(6)	$5,487,882
2021 RSUs							79,446(4)	$5,268,064
2021 PSUs									106,365(7)	$7,053,063
	Mike S. Smith
2015 Performance Options		111,200(8)			$37.60	12/16/2025
2019 Performance options		71,174(9)			$50.03	02/21/2029
2019 RSUs							5,517(2)	$365,832
2019 PSUs									20,870(5)	$1,383,890
2020 RSUs							13,204(3)	$875,557
2020 PSUs									26,154(4)	$1,734,272
2021 RSUs							26,247(6)	$1,740,439
2021 PSUs									35,503(7)	$2,354,204
	Christine Hurtsellers
2015 Off-Cycle RSUs		39,700(8)			$37.60	12/16/2025
2015 Performance Options		71,174(9)			$50.03	02/21/2029
2019 Performance Options							6,656(2)	441,359
2019 RSUs									25,180(5)	$1,669,686
2019 PSUs							11,883(3)	$787,962
2020 RSUs									25,539(6)	$1,560,871
2020 PSUs							19,215(4)	$1,274,147
2021 PSUs									26,023(7)	$1,725,585
2015 Off-Cycle RSUs	Charles P. Nelson
2015 Performance Options							11,710(10)	$776,490
2019 Performance Options		111,200(8)			$37.60	12/16/2025
2019 RSUs		71,174(9)			$50.03	02/21/2029
2019 PSUs							5,171(2)	$342,889
2020 RSUs									20,416(5)	$1,353,785
2020 PSUs							11,962(3)	$793,200
2021 RSUs									24,548(6)	$1,627,778
2021 PSUs							24,071(4)	$1,596,148
									32,301(7)	$2,141,879
	Heather Lavallee
2019 RSUs							2,016(2)	$133,681
2019 PSUs									5,104(5)	$338,446
2020 RSUs							3,400(3)	$225,454
RSUs 2020									4,509(6)	$298,992
2021 RSUs							10,655(4)	$706,533
2021 PSUs									13,837(7)	$917,531

Voya 2022 Proxy Statement	61

(1)
The market value of the Company’s equity awards was determined by multiplying $66.31, the closing price per share of the Company’s common stock, as reported by the NYSE, on December 31, 2021, by the number of units.

(2)
Represents RSUs of Voya Financial, Inc. One-third of such units vested on February 21, 2020, one-third of such units vested on February 21, 2021 and the remaining one-third vested on February 21, 2022.

(3)
Represents RSUs of Voya Financial, Inc. One-third of such units vested on February 20, 2021, one-third of such units vested on February 20, 2022 and the remaining one-third is scheduled on February 20, 2023.

(4)
Represents RSUs of Voya Financial, Inc. One-third of such units vested on February 18, 2022 and the remaining two-thirds of such units are scheduled to vest in equal amounts on February 18, 2023 and February 18, 2024.

(5)	Represents PSUs of Voya Financial, Inc. All of such units vested on February 21, 2022.
(6)	Represents PSUs of Voya Financial, Inc. All of such units vested on February 21, 2022.
(7)	Represents PSUs of Voya Financial, Inc. All of such units are scheduled to vest on February 20, 2024.
(8)
Represents performance-vested non-qualified stock options of Voya Financial, Inc. granted on December 16, 2015. One quarter of the award vested on March 31, 2017 but remained restricted until March 31, 2018 and the remaining three-quarters vested on June 30, 2017 but remained restricted until June 30, 2018.

(9)
Represents performance-vested non-qualified stock options of Voya Financial, Inc. granted on February 21, 2019. One-half of the award vested on April 22, 2019 and became exercisable on April 22, 2020. The remaining half of the award have vested and became exercisable on July 31. 2021. Options remain exercisable until February 21, 2029.

(10)	Represents RSUs of Voya Financial, Inc. The one-half of such units vested on May 1, 2019 and the remaining half is scheduled to vest on May 1, 2023.

Voya 2022 Proxy Statement	62

Option Exercises and Stock Vested in 2021
The following table provides information regarding all of the RSUs and PSUs held by the NEOs that vested during 2021 and options that were exercised by NEOs during 2021.
Option Exercises and Stock Vested Table for 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Rodney O. Martin, Jr.			2,458	$139,098(1)
			19,894	$1,178,918(2)
			20,042	$1,187,689(3)
			113,751	$6,740,884(4)
			22,443	$1,329,972(5)
Michael S. Smith			1,091	$67,969(1)
			6,601	$391,175(2)
			6,347	$376,123(3)
			36,021	$2,134,604(4)
			5,517	$326,937(5)
Christine Hurtsellers			823	$51,273(1)
			5,941	$352,064(2)
			6,681	$395,916(3)
			37,917	$2,246,961 (4)
			6,656	$394,435(5)
Charles P. Nelson			801	$45,329(1)
			5,981	$354,434(2)
			6,495	$384,894(3)
			36,864	$2,184,561(4)
			5,170	$306,374(5)
Heather Lavallee			1,700	$100,742(2)
			1,815	$107,557(3)
			6,894	$408,538(4)
			2,015	$119,409(5)
(1)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2021.
(2)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2020.
(3)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2018.
(4)	Represents vesting of a portion of performance share awards granted under the Omnibus Plan during 2018.
(5)	Represents vesting of a portion of restricted awards granted under the Omnibus Plan during 2019.
Pension Benefits
As described above under “—Tax-Qualified and Non-Qualified Retirement and Other Deferred Compensation Plans,” the Company maintains tax-qualified and non-qualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. During 2021, regular full-time and part-time employees of the Company were covered by the Retirement Plan. Participants in the Retirement Plan whose benefits cannot be paid from the Retirement Plan as a result of Internal Revenue Service (IRS) compensation or benefit limitations and who are designated by the Company are also eligible to participate in the SERP.
Beginning January 1, 2012, all of the Company’s employees transitioned to a new cash balance pension formula under the Retirement Plan. A similar change to the SERP was also made. The cash balance pension formula credits 4% of eligible compensation to a hypothetical account in the Retirement Plan and the SERP, as applicable, each month. Account balances receive a monthly interest credit based on a 30-year Treasury bond rate published by the IRS in the preceding August of each year (for 2021 that rate was 2.80%). Participants in the Retirement Plan and the SERP prior to January 1, 2012, including Ms. Hurtsellers and Ms. Lavallee, transitioned to the new cash balance pension formula during the two-year period ending December 31, 2013. Benefits that accrued during the transition period have been determined based on the prior final average pay pension formula or the new cash balance pension formula, whichever is greater. Pension benefits that accrue after the transition period are solely based on the new cash balance pension formula. The SERP benefit is equal to the difference between (a) the participant’s retirement benefit

Voya 2022 Proxy Statement	63

before taking into account the tax limitations on eligible compensation and other compensation deferrals and (b) the participant’s actual retirement benefit paid from the Retirement Plan. Because they began employment after December 31, 2008, the benefits of all NEOs, except Ms. Hurtsellers and Ms. Lavallee, will be determined based solely on the new cash balance pension formula.
A participant’s retirement benefits under the Retirement Plan and the SERP vest in full upon completion of three years of vesting service, when the participant reaches age 65 or if the participant dies while in active service with the Company. Participants may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age with a minimum of three years of vesting service. As of December 31, 2021, all NEOs were fully vested in Retirement Plan benefits and eligible for early retirement under the Retirement Plan. Eligible compensation generally includes base salary, annual cash incentive award and commissions, if applicable. Cash balance pension benefits under the Retirement Plan are generally payable as a lump-sum but may be paid as a monthly annuity. Cash balance pension benefits under the SERP are payable as a lump sum only. Benefits that accrued under the Retirement Plan and SERP before the cash balance transition period are generally payable in the form of a monthly annuity, though certain benefits under the Retirement Plan may be received as a lump-sum or partial lump-sum payment. Benefits under the SERP may be forfeited at the discretion of the Company if the participant engages in unauthorized competition with the Company, is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company.
The following table presents the accumulated benefits under the Company pension plans in which each NEO participates.
Pension Benefits in 2021
Name	Plan Name	Number Years Credit Service	Present Value of Accumulated Benefit	Payments During 2021
Rodney O. Martin, Jr.	Retirement Plan	10.00	$123,081	$0
	SERP		$245,610	$0

Michael S. Smith	Retirement Plan	10.00	$121,319	$0
	SERP		$241,244	$0

Christine Hurtsellers	Retirement Plan	17.00	$552,082	$0
	SERP		$1,228,604	$0

Charles P. Nelson	Retirement Plan	6.67	$83,366	$0
	SERP		$151,201	$0

Heather Lavallee	Retirement Plan	12.17	$301,958	$0
	SERP		$631,003	$0
The present value of accumulated benefits under the Retirement Plan and the SERP shown in the “—Pension Benefits in 2021” table is calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, and assuming benefits commence as of age 65 under both plans. Those assumptions are:
▪	The discount rate is 3.00%;
▪
The post-retirement mortality assumption used for annuity payments and to measure liabilities under ASC 175 is based on the PRI-2012 Retiree, Amounts-Weighted, White Collar Mortality Table (Gender Specific) with generational mortality improvement projected using Scale MP-2020 after commencement at age 65. No mortality is assumed before age 65; and

▪	The long-term interest crediting rate on cash balance accounts is 2.80%.
Non-Qualified Deferred Compensation Plans
The Company maintains the DCSP, a non-qualified deferred compensation plan that allows employees to contribute to deferred compensation accounts amounts above the 401(k) Plan annual limit and provides certain Company matching contributions on the deferred amounts.

Voya 2022 Proxy Statement	64

Voya 409A Deferred Compensation Savings Plan
Eligible employees who meet certain compensation thresholds may elect to participate in the DCSP. Participating employees may elect to defer up to 50% of their salary, up to 50% of their sales-based commission compensation, or up to 100% of their short-term variable compensation (excluding sales-based commissions). In addition, participants may also elect to defer compensation they would have contributed to their 401(k) Plan accounts were it not for the compensation and contribution limits under the Code (a “spillover deferral” election).
The Company provides a 100% matching contribution on spillover deferral amounts to enable Company matched contributions on deferrals that are in excess of the Code’s 401(k) contribution limits. Compensation eligible for spillover deferral and matching benefits is limited to three times the Code compensation limit, which was $290,000 for 2021. The aggregate Company match under the 401(k) Plan and DCSP for 2021 was limited to $52,300 (6% of $870,000, the maximum eligible compensation for 2021).
The table below presents, for each NEO, 2021 information with respect to the DCSP.
Non-Qualified Deferred Compensation Plans Table for 2021
Name	Executive Contributions in 2021(1)	Registrant Contributions in 2021(1)	Aggregate Earnings in 2021(2)	Aggregate Withdrawals/ Distributions(3)	Aggregate Balance at 2021 Year End
Rodney O. Martin, Jr.	$1,478,175	$34,800	$576,171	$—	$7,904,213
Michael S. Smith	$348,389	$34,800	$284,016	$—	$3,681,390
Christine Hurtsellers	$145,448	$34,800	$485,815	$—	$4,513,478
Charles P. Nelson	$96,465	$34,800	$43,443	$—	$1,192,835
Heather Lavallee	$49,408	$34,800	$266,738	$—	$2,718,215
(1)
Amounts reported in this column that are reported in the “Summary Compensation Table” (for 2021) are: Mr. Martin, a $60,000 base salary and annual cash incentive of $1,418,175; Mr. Smith, a $121,500.08 base salary and annual cash incentive of $226,888.46; Ms. Hurtsellers, a $145,448 base salary; Mr. Nelson, a $96,465 base salary; Ms. Lavallee, a $49,408 base salary.

(2)
Amounts in this column reflect the interest earned on notional investments, which investments are elected by the participant. The participant has the ability to change his or her investment election only during open periods.

(3)	No distributions were processed in 2021.
Employment Agreements
Employment Agreement of Mr. Martin
On December 11, 2014, we entered into an employment agreement (Original Agreement) with Mr. Martin, our Chief Executive Officer and Chairman of the Board, which replaced and superseded Mr. Martin’s Amended and Restated Employment Agreement dated July 25, 2013 (Prior Agreement), other than the provisions in the Prior Agreement that set forth the terms of the previously agreed transaction incentive awards pursuant to which Mr. Martin was entitled to receive shares of Company common stock in connection with the disposition of the Company’s common stock by ING Group. Since that time, we have amended the Original Agreement several times, most recently in March 2021 (as so amended, the “Agreement”). The term of the Agreement expires December 31, 2022.
Under the terms of this Agreement, Mr. Martin receives an annual base salary of an amount not less than $1.2 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the Company’s annual cash incentive compensation program (ACIP). Mr. Martin’s target incentive opportunity under the ACIP is equal to 225% of base salary, with any actual award (higher or lower) to be determined by the Compensation, Benefits and Talent Management Committee based on the Company’s actual performance, subject to the terms and conditions of the ACIP.
Mr. Martin is eligible to receive long-term equity-based incentive awards with a target value equal to 750% of base salary. Any actual award (higher or lower) is determined by the Compensation, Benefits and Talent Management Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive program. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

Voya 2022 Proxy Statement	65

The Agreement contains various provisions governing termination under various scenarios:
Termination by the Company for Cause
If the Company terminates Mr. Martin’s employment for Cause, the Company will pay his unpaid salary through the date of termination, any amount due for any accrued but unused paid time off, any expense reimbursements due or other accrued vested cash entitlements and any earned but unpaid award under the AICP for a fiscal year ending before the date of termination (collectively, the “Accrued Compensation”). In addition, the Company will pay any benefits to which Mr. Martin is entitled under any plan, contract or arrangement other than those described in the Agreement (including any unpaid deferred compensation and other cash or in-kind compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).
Under the agreement, Cause is defined as (a) willful failure to perform substantially under the Agreement, after written demand has been given by the Board that specifically identifies how Mr. Martin has not substantially performed his responsibilities, (b) engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company or (c) material breach of non-compete, non-solicitation or other restrictive covenants in the Agreement.
Termination by Mr. Martin Not for Good Reason
If Mr. Martin terminates his employment other than for Good Reason, the Company will pay Mr. Martin the Accrued Compensation and the Other Benefits.
Good Reason includes (a) a reduction in salary or incentive award opportunities or failure to pay compensation or other amounts due under the Agreement, (b) failure to nominate Mr. Martin to serve on the Board and maintain Mr. Martin in the positions contemplated by the Agreement or any material reduction or other materially adverse action related to his authority, responsibilities or duties, (c) relocation of his principal office more than 50 miles from the New York City metropolitan area or (d) following a change in control (as defined in the Agreement) only, no longer being Chief Executive Officer and Chairman of a publicly traded company.
Following any such termination, each outstanding unvested Equity Award held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein. The Company’s obligation with respect to the Equity Awards in the event of a termination by Mr. Martin other than for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement.
Termination by the Company Without Cause or by Mr. Martin for Good Reason
If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason before a change in control, the Company will pay (1) his Accrued Compensation and the Other Benefits, (2) a pro rata AICP award determined as described in the second paragraph of this “Employment Agreement of Mr. Martin” section, multiplied by a fraction the numerator of which is the number of days of employment before termination and the denominator is 365, (3) a lump-sum severance payment equal to his salary plus his AICP award opportunity, multiplied by two, (4) reimbursement for up to 18 months of group healthcare premiums and (5) any Equity Awards will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards.
If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason within two years following a change in control, Mr. Martin will receive the payments set forth in clauses (1) through (4) described in the immediate prior paragraph, except for clause (3) where the multiplier is two and half, and (5) any Equity Awards will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards, provided, however, to the extent such treatment would not cause a violation of Section 409A of the Code, if the award agreement for any such award provides for any accelerated vesting or settlement, then such provision will apply.
The Company’s obligation to make the payments and benefits specified in the immediate prior two paragraphs in the event of a termination by the Company without Cause or by Mr. Martin for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement, except that payment of the Accrued Compensation and the Other Benefits is not subject to such a condition. If the termination occurs within two years following a change in control, however, the condition on Mr. Martin to deliver the release agreement will only apply if the Company will have also delivered an agreement to Mr. Martin releasing him from all liability (other than the post-employment obligations contemplated in the Agreement).

Voya 2022 Proxy Statement	66

In the event that an independent accounting firm designated by the Company with Mr. Martin’s written consent determines that any payment to or for Mr. Martin’s benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets, or an affiliate of such person (collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the accounting firm will determine whether such payments will be reduced so that no portion of such payment will be subject to the excise tax. Such reduction will occur if and only to the extent that it would result in Mr. Martin retaining a higher amount, on an after-tax basis (taking into account all applicable taxes), than if he received all of the Total Payments.
Potential Payments upon a Termination or Change in Control
Severance Plan. The Voya Financial, Inc. Severance Plan for Senior Managers (Severance Plan) provides severance benefits for designated senior managers (Plan Participants) of the Company and its subsidiaries in the event of specified “Qualified Terminations,” generally involving terminations not for Cause (as such term is defined in the Severance Plan), or, following certain change in control events, voluntary terminations for Good Reason (as such term is defined in the Severance Plan). The provisions of the Severance Plan do not apply to Mr. Martin, whose employment agreement provides for specific severance benefits and contains non-compete, non-solicitation and other restrictive covenants.
Under the Severance Plan, in the event of a Qualified Termination, NEOs would be entitled to specified severance benefits, including (i) a lump sum cash payment equal to the NEO’s eligible base salary and target annual cash incentive, multiplied by 1.75 (increased to 2.00 in the event of a termination within two years of a change in control); (ii) 12 months of continued participation in the Company’s health care plan on the terms and conditions available to active employees, which period of participation shall be considered part of the period of continued coverage required to be offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) a pro-rated annual cash incentive with respect to the period of employment prior to the Qualified Termination (which shall be paid based on actual performance for NEOs).
In consideration for receipt of severance benefits, Plan Participants are required to execute a release of claims in favor of the Company, as well as abide by a set of restrictive covenants, which include (i) non-competition with the Company for a period ranging from six months to one year (one year for NEOs); (ii) non-solicitation of the Company’s employees and agents for a period of one year; (iii) non-solicitation of the Company’s customers and prospective customers for a period of one year; and (iv) certain confidentiality and cooperation provisions.
The provisions of the Severance Plan do not apply to certain employees of the Company or its subsidiaries who have entered into a written employment agreement with the Company providing for specific severance benefits.

Voya 2022 Proxy Statement	67

Potential Payments upon Termination or Change in Control Table(1)
The following table sets forth, for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances enumerated below on December 31, 2020.
Name	Termination Trigger	Severance(2)	Annual Incentive(3)	Health & Welfare Continuation	Equity Vesting(4)	Other Benefits(5)	Total
Rodney O. Martin, Jr	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case Prior to Change in Control)	$7,800,000	$3,915,000	$16,132	$29,561,727	$52,500	$41,345,359
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$9,750,000	$3,915,000	$16,132	$29,561,727	$52,500	$43,295,359
	Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement or Voluntary Termination Other Than Good Reason	$—	$—	$—	$29,561,727	$—	$29,561,727
	Death and Disability	$—	$3,915,000	$—	$29,561,727	$—	$33,476,727
Michael S. Smith	Involuntary Termination without Cause (Prior to Change in Control)	$3,675,000	$2,030,000	$10,712	$8,855,502	$35,000	$14,606,213
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$4,200,000	$2,030,000	$10,712	$8,855,502	$35,000	$15,131,213
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$8,855,502	$—	$8,855,502
	Death and Disability	$—	$—	$—	$8,855,502	$—	$8,855,502
Christine Hurtsellers	Involuntary Termination without Cause (Prior to Change in Control)	$4,375,000	$2,718,750	$15,389	$7,943,805	$35,000	$15,087,944
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$5,000,000	$2,718,750	$15,389	$7,943,805	$35,000	$15,712,944
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$7,943,805	$—	$7,943,805
	Death and Disability	$—	$—	$—	$7,943,805	$—	$7,943,805
Charles P. Nelson	Involuntary Termination without Cause (Prior to Change in Control)	$3,577,000	$1,905,300	$12,816	$8,765,850	$35,000	$14,295,967
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$4,088,000	$1,905,300	$12,816	$9,024,725	$35,000	$15,065,841
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$8,248,235	$—	$8,248,235
	Death and Disability	$—	$—	$—	$9,024,725	$—	$9,024,725
Heather Lavallee	Involuntary Termination without Cause (Prior to Change in Control)	$2,625,000	$1,450,000	$15,329	$1,423,609	$35,000	$5,548,938
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$3,000,000	$1,450,000	$15,329	$2,007,413	$35,000	$6,507,742
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$2,007,413	$—	$2,007,413
(1)
All amounts assume that the triggering event took place on December 31, 2021 and the price per share of Voya common stock was $66.31. There are no change in control provisions that would affect the level of benefits payable from the pension plans.

(2)
Under the terms of his employment agreement, Mr. Martin would receive a lump sum cash severance payment. Under the terms of the Voya Financial, Inc. Severance Plan for Senior Managers and subject to each executive’s execution of a release, the company would make lump sum cash severance payments to Mr. Smith, Ms. Hurtsellers, Mr. Nelson and Ms. Lavallee.

(3)	Annual Incentive amount equals target award multiplied by a performance factor of 145% for 2021.
(4)
As of December 31, 2021, Mssrs. Martin, Smith, Nelson and Ms. Hurtsellers are retirement eligible under Voya's Long-Term Incentive Plan. Treatment and valuation of previously granted equity upon termination would be in accordance with the terms and conditions of individual equity award agreements.

(5)
All NEOs are eligible for the Company’s executive outplacement program which provides a benefit for up to 12 months post-termination at a fixed cost to the company of $35,000 per executive. The benefit for the CEO is extended for 18 months at a cost of $52,500.

Voya 2022 Proxy Statement	68

CEO PAY RATIO – 132:1
Median EE Selection	Salary Paid in 2021	Annual Incentive	Stock Awards	Non-Equity Incentive Plan Comp	Change in Pension & NQDC Earnings**	All Other Comp***	Total	Pay Ratio
Employee X	$98,150	$22,000	n/a	n/a	$514	$825	$121,489	132
CEO*	$1,200,000	$4,580,000	$9,935,115	n/a	$39,673	$275,317	$16,030,105	—
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to annually disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO. The annual total compensation for 2021 for our CEO was $16,030,105 and for the median employee was $121,489. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for 2021 was 132 to 1.
To identify the median of the annual total compensation of our employees (excluding our CEO), we used target total direct compensation, which includes base salary, target annual cash incentive and target long-term equity incentive, as the consistently applied compensation measure. We included all of our U.S. full-time and part-time employees as well as seasonal and temporary workers whose compensation was determined by us, in each case employed with us as of December 31, 2021. We excluded all of our non-U.S. employees (who represent less than 5% of our entire work force) as permitted under the applicable SEC de minimis rule. Compensation for employees with a partial year of service was not annualized and no assumptions, adjustments or estimates were applied.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
REPORT OF OUR COMPENSATION, BENEFITS AND TALENT MANAGEMENT COMMITTEE
Our Compensation, Benefits and Talent Management Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by the management of the Company, and discussed the CD&A with the management of the Company. Based on the Compensation, Benefits and Talent Management Committee’s review and discussions, the Compensation, Benefits and Talent Management Committee recommended to the board that the CD&A be included in this proxy statement.
Compensation, Benefits and Talent Management Committee:
Ruth Ann M. Gillis (Chair)
Lynne Biggar
Yvette S. Butler
Aylwin B. Lewis
Joseph V. Tripodi
David Zwiener

Voya 2022 Proxy Statement	69

NON-EMPLOYEE DIRECTOR COMPENSATION
Overview
In order to attract and retain highly qualified directors to represent shareholders, our philosophy is to set compensation to be within a competitive range of non-employee director pay at comparable companies. Annually, the Nominating, Governance and Social Responsibility Committee reviews peer group data to understand market practices for director compensation with the assistance of its independent third-party compensation consultant, Pay Governance LLC.
Our non-employee director compensation is compared to that of companies in the Comparison Group described on page 49 of this proxy statement. The Nominating, Governance and Social Responsibility Committee uses the approximate median of the Comparison Group’s director compensation as a reference point for setting director compensation. The most recent competitive pay study was completed in July 2021. Based on the analysis of the Comparison Group data, our non-employee director compensation is at the middle of the market and the Nominating, Governance and Social Responsibility Committee recommended no changes to the non-employee director compensation in 2021.
Annual Cash Retainer
The annual cash retainer for each non-employee director is $105,000. The additional cash retainer for membership of all committees (except committee chairs) is $10,000. The additional cash retainer for the chair of the Audit Committee is $30,000, the additional cash retainer for the chairs of the Compensation, Benefits and Talent Management Committee and the Nominating, Governance and Social Responsibility Committee is $20,000 and the additional cash retainer for the chairs of the Risk, Investment and Finance Committee and the Technology, Innovation and Operations Committee is $15,000. The Lead Director receives an additional cash retainer of $40,000*.

Equity Compensation
Each non-employee director receives an annual equity grant of time-vested RSUs equal in value to $140,000 and subject to the stock ownership guidelines described below. Stock grants are made on the date of the annual meeting of shareholders at which a director is elected or re-elected to serve on the Board. For RSUs granted in 2013 and 2014, 50% of the RSUs vest on the second anniversary of the grant date, and 25% on each of the third and fourth such anniversaries. For RSUs granted in 2015 and 2016, 1/3 of the RSUs vest on each of the first, second and third anniversaries of the grant date. For RSUs granted in 2017 and later, the full amount vested on the first anniversary of the grant date.

Director Compensation Deferral
In 2015, we adopted a deferred cash fee plan pursuant to which non-employee directors may elect to defer all or a portion of their cash director fees either into a cash account or into an account in the form of our common stock and receive amounts deferred upon the earlier of the in-service distribution date designated by the director and the date on which the director first ceases to be a director of the Company. Directors may elect to receive their distributions either in a single lump sum or in quarterly or annual installments over a period of five or ten years.

Stock Ownership Guidelines
Our non-employee directors are required to own Company stock in an amount that is five times the annual board cash fees by the later of March 2020 or the fifth anniversary from the director’s initial election or appointment to the board. As of our latest measurement date (March 31, 2020), all of our non-employee directors (other than Ms. Butler, Ms. DeRose and Mr. Lewis who joined the Board in 2021, 2019 and 2020, respectively) met the required ownership guideline level.

*	The Lead Director retainer was increased from $25,000, effective July 26, 2021, by approval of the Nominating, Governance and Social Responsibility Committee.

Voya 2022 Proxy Statement	70

Director Summary Compensation Table
The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2021. Pursuant to SEC rules, this table includes equity awards granted during 2021, and excludes equity awards granted in 2022 in respect of 2021 service. Cash amounts, however, reflect amounts paid in respect of 2021 service, even if paid during 2022.
Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Lynne Biggar(4)	$36,250	$0	$12,500	$48,750
Yvette S. Butler(5)	$101,250	$93,273	$0	$194,523
Jane P. Chwick	$138,000	$139,941	$15,000	$292,941
Kathleen DeRose	$150,000	$139,941	$25,000	$314,941
Ruth Ann M. Gillis	$145,000	$139,941	$25,000	$309,941
Aylwin B. Lewis	$135,000	$139,941	$25,000	$299,941
Byron H. Pollitt, Jr.	$150,000	$139,941	$25,000	$314,941
Joseph V. Tripodi	$141,250	$139,941	$12,500	$293,691
David Zwiener	$171,417	$139,941	$0	$311,358
(1)	Certain directors elected to defer the cash portion of their Director Fees for 2021 under the Director Compensation Deferral Plan adopted in 2015 which is described above.
(2)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(3)
Amounts in this column represent matching charitable contributions (maximum of $25,000 per year) made by the company on behalf of each Director. For a description of our matching gifts program and our community investments, please see Part I—Corporate Responsibility—Community Investment.

(4)	Ms. Biggar resigned from the Board on April 29, 2021, and was re-appointed to the Board effective March 15, 2022.
(5)	Ms. Butler joined the Board on April 30, 2021.
Director Equity Awards Table
The following table sets forth outstanding equity awards held by each non-employee Director as of December 31, 2021.
Director	Number of RSUs Outstanding as of December 31, 2021
Yvette S. Butler	1,431
Jane P. Chwick	14,377
Kathleen DeRose	5,879
Ruth Ann M. Gillis	17,677
Aylwin B. Lewis	2,147
Byron H. Pollitt, Jr.	17,677
Joseph V. Tripodi	14,377
David Zwiener	17,677
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no interlocking relationships between any member of our Compensation, Benefits and Talent Management Committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

Voya 2022 Proxy Statement	71

Part III: Audit-Related Matters
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, which is retained to audit the Company’s financial statements.
▪
The Audit Committee determines and approves the audit fees paid to Ernst & Young LLP. Further, our Audit Committee approves in advance all services rendered by Ernst & Young LLP to us and our consolidated subsidiaries, either on an individual basis or pursuant to our pre-approval policy. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance and risk and control services) and tax services.

▪
In order to assure continuing auditor independence, the Audit Committee periodically evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm before determining whether to renew its engagement. Further, in connection with the rotation of our independent registered public accounting firm’s lead engagement partner, as mandated by the rules of the SEC and the U.S. Public Company Accounting Oversight Board (PCAOB), our Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In 2021, pursuant to the mandated rotation, a new lead engagement partner assumed responsibilities with respect to the Company’s financial statements and other services provided to the Company. Members of the Audit Committee were deeply engaged in the process of selecting the new lead engagement partner, including conducting one-on-one meetings with the lead engagement partner candidate prior to the final selection.

In particular, our Audit Committee considered the following factors in evaluating Ernst & Young LLP and its lead engagement partner:
▪	Knowledge, technical skills of the firm, the lead engagement partner and the audit team, including local engagement teams;
▪
Communication with management and the Audit Committee regarding: (a) the audit plan and the engagement team, (b) potential and emerging issues and risks, (c) consultations with the national practice office, if any, (d) internal control matters, (e) required communications and (f) rotation plan for the lead engagement partner;

▪
Responsiveness/services related to the Company’s business requirements such as quality and timeliness, responsiveness to changes in business and/or risks, assignment of appropriate resources to meet transaction timeliness and competitiveness of fees/value for services rendered; and

▪
Demonstration of independence, objectivity and professional skepticism by maintaining respectful but questioning approach, demonstrating independence in fact and in appearance, dealing with issues in a forthright manner and communicating potential independence issues with the Company and the Audit Committee, if any.

The Audit Committee also reviews and approves our policy on external auditor independence. This policy sets forth appointment, independence and responsibilities of the external auditor, as well as permitted services and the procedure for pre-approval of services.
Based on the foregoing, the members of our Audit Committee and our Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its shareholders. As a result, our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2022. We are asking shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, although such ratification is not a legal requirement of, or condition to, such appointment. If our shareholders do not ratify the appointment, our Audit Committee will reconsider its retention of Ernst & Young LLP, but will not necessarily revoke their appointment as the Company’s independent registered public accounting firm. Similarly, even if ratified by our shareholders, our Audit Committee may determine to appoint a different firm at any time during the year if it determines that such a change would be in the interests of our Company and its shareholders.
A representative of Ernst & Young LLP is expected to participate in our Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

Voya 2022 Proxy Statement	72

Accordingly, the following resolution will be presented at our Annual Meeting:
RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the purposes of the audit of the Company’s financial statements for the year ending December 31, 2022, is hereby APPROVED.
Board Recommendation: Our Board unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.
MEMBERSHIP OF OUR AUDIT COMMITTEE
The Audit Committee of our Board currently consists of Byron H. Pollitt, Jr., who serves as chairman, Lynne Biggar, Kathleen DeRose, Ruth Ann M. Gillis and Aylwin B. Lewis, each of whom is an independent director. Our Board has determined that each member of our Audit Committee is financially literate, as such term is defined under the rules of the NYSE, and that, in addition to other members, Mr. Pollitt qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K of the SEC.
REPORT OF OUR AUDIT COMMITTEE
Responsibility for the preparation, presentation and integrity of the Company’s financial statements, for its accounting policies and procedures, and for the establishment and effectiveness of internal controls and procedures lies with the Company’s management. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate.
In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Audit Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee approves in advance all audit and any non-audit services rendered by Ernst & Young LLP to us and our consolidated subsidiaries.
Based on the reports and discussions discussed above, the Audit Committee recommended to the Board that the audited financial statements of the Company for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Additional information about the Audit Committee and its responsibilities may be found beginning on page 29 of this proxy statement and the Audit Committee Charter is available on the Company’s website in the Investor Relations section.
Audit Committee:
Byron H. Pollitt, Jr., Chairman
Lynne Biggar
Kathleen DeRose
Ruth Ann M. Gillis
Aylwin B. Lewis

Voya 2022 Proxy Statement	73

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table provides information about fees payable by us to Ernst & Young LLP for each of 2021 and 2020.
	2021 fees (in millions)	2020 fees (in millions)
Audit fees	$12.6	$15.5
Audit-related fees(1)	$1.6	$1.8
Tax fees(2)	$1.0	$0.7
All other fees	$0	$0
(1)	Includes the audit of service organization control reports, and accounting consultations.
(2)	Includes tax compliance services provided to the Company and to consolidated investment funds, and routine tax advisory services.
All services were approved by the Audit Committee. The charter of our Audit Committee provides that the Audit Committee pre-approves all audit and any non-audit services rendered to us by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy pursuant to which certain categories of engagements have been pre-approved without specific prior identification to the Audit Committee.

Voya 2022 Proxy Statement	74

Part IV: Certain Relationships and Related-Party Transactions
RELATED-PARTY TRANSACTION APPROVAL POLICY
Our Board has adopted a written related-party transaction approval policy pursuant to which the Nominating, Governance and Social Responsibility Committee of our Board reviews and approves or takes such other action as it may deem appropriate with respect to the following transactions:
▪
A transaction in which we or one or more of our subsidiaries is a participant and which involves an amount exceeding $120,000 and in which any of our directors, executive officers, or 5% shareholders or any other “related person” as defined in Item 404 of Regulation S-K (Item 404), has or will have a direct or indirect material interest; and

▪	Any other transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404.
The policy provides that an investment by a director or executive officer in a fund or other investment vehicle sponsored or managed by the Company or by one or more of its subsidiaries shall not be deemed to be a related-party transaction if:
▪	Such investment is made pursuant to the Company’s 401(k) plan, Deferred Compensation Savings Plan or any other similar type of Company-sponsored employee or director plan; or
▪
Such investment is made on terms and conditions that are (i) in all material respects not more favorable to such director or executive officer than are available to investors that are not employed by or affiliated with the Company or any of its subsidiaries or (ii) subject to certain exceptions, are consistent in all material respects with those offered to one or more classes of employees of the Company or any of its subsidiaries who are not executive officers of the Company.

Certain of our directors and executive officers may from time to time invest their personal funds in funds or other investment vehicles that we or one or more of our subsidiaries manage or sponsor. These investments are made on substantially similar terms and conditions as other similarly situated investors in these funds or investment vehicles who are not employed or affiliated with the Company or any of its subsidiaries. In addition, from time to time our directors and executive officers may engage in transactions in the ordinary course of business involving other services and products we offer, such as insurance and retirement services, on terms similar to those extended to customers that are not employed or affiliated with the Company or any of its subsidiaries.
This policy sets forth factors to be considered by the Nominating, Governance and Social Responsibility Committee in determining whether to approve any such transaction, including the nature of our and our subsidiaries’ involvement in the transaction, whether we or our subsidiaries have demonstrable business reasons to enter into the transaction, whether the transaction would impair the independence of a director and whether the proposed transaction involves any potential reputational or other risk issues.
To simplify the administration of the approval process under this policy, the Nominating, Governance and Social Responsibility Committee may, where appropriate, establish guidelines for certain types of related party transactions or designate certain types of such transactions that will be deemed pre-approved. This policy also provides that the following transactions are deemed pre-approved:
▪	Decisions on compensation or benefits or the hiring or retention of our or any of our subsidiaries’ directors or executive officers, if approved by the applicable board committee;
▪	The indemnification and advancement of expenses pursuant to our amended and restated certificate of incorporation, by-laws or an indemnification agreement; and
▪	Transactions where the related person’s interest or benefit arises solely from such person’s ownership of our securities and holders of such securities receive the same benefit on a pro rata basis.
A member of the Nominating, Governance and Social Responsibility Committee who has an interest in a related-party transaction being considered by the Nominating, Governance and Social Responsibility Committee will not participate in the consideration of that transaction unless requested by the chairperson of the Nominating, Governance and Social Responsibility Committee.

Voya 2022 Proxy Statement	75

BENEFICIAL OWNERSHIP OF CERTAIN HOLDERS
The following table presents information as of March 29, 2022 regarding the beneficial ownership of our common stock by:
▪	All persons known by us to own beneficially more than 5% of our common stock;
▪	Each of our named executive officers, current directors and new director nominee as of such date; and
▪	All current executive officers, current directors and new director nominee as a group.
Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o Voya Financial, Inc., 230 Park Avenue, New York, New York, 10169.
		Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Number of Shares(7)	Options Exercisable within 60 days	Percentage of Class	Additional Underlying Stock Units(8)	Total Common Stock and Stock Units
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	10,437,578	—	9.40%
Franklin Mutual Advisers, LLC(2) 101 John F. Kennedy Parkway Short Hills, NJ 07078	8,859,462	—	8.0%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	12,134,287	—	10.9%
The Bank of New York Mellon Corporation(4) 240 Greenwich Street New York, NY 10286	6,266,633	—	5.65%
Wellington Management Group LLP(5) 280 Congress Street Boston, MA 02210	7,031,543	—	6.33%
Named executive officers, current directors and new director nominee (14 persons)
Rodney O. Martin, Jr.(6)	336,882	158,900	*	500,668	996,450
Michael S. Smith	205,094	182,374	*	164,381	551,849
Christine Hurtsellers	63,510	110,874	*	105,643	280,027
Charles P. Nelson	182,967	182,374	*	128,722	494,063
Heather Lavallee	7,595	—	*	50,830	58,425
Lynne Biggar	13,945	—	*	2,932	16,877
Yvette S. Butler	—	—	—	1,431	1,431
Jane P. Chwick	3,300	—	*	18,848	22,148
Kathleen DeRose	—	—	*	5,879	5,879
Ruth Ann M. Gillis	7,162	—	*	22,667	29,829
Aylwin B. Lewis	486	—	*	2,147	2,633
Byron H. Pollitt, Jr	4,000	—	*	18,692	22,692
Joseph V. Tripodi	6,800	—	*	16,252	23,052
David Zwiener	5,100	—	*	26,172	31,272
All current executive officers and directors (20 persons)	836,841	634,522	1.44%	1,065,264	2,536,627
*	Less than 1%
(1)
Based on information as of December 31, 2021 contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to none of these shares, shared voting power with respect to 77,343 of these shares, sole dispositive power with respect to 10,197,244 of these shares and shared dispositive power with respect to 240,334 of these shares.

Voya 2022 Proxy Statement	76

(2)
Based on information as of December 31, 2021 contained in a Schedule 13G/A filed with the SEC on February 2, 2022 by Franklin Mutual Advisers, LLC. The Schedule 13G/A indicates that Franklin Mutual Advisers, LLC has sole voting power and sole dispositive power with respect to all 8,859,462 shares.

(3)
Based on information as of December 31, 2021 contained in a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 10,581,220 of these shares and sole dispositive power with respect to all 12,134,287 shares.

(4)
Based on information as of December 31, 2021 contained in a Schedule 13G filed with the SEC on February 2, 2022 by The Bank of New York Mellon Corporation. The Schedule 13G indicates that The Bank of New York Mellon Corporation has sole voting power with respect to 5,864,218 of these shares, shared voting power with respect to 62,042 of these shares, sole dispositive power with respect to 4,595,140 of these shares and shared dispositive power with respect to 1,671,493 of these shares.

(5)
Based on information as of December 31, 2021 contained in a Schedule 13G filed with the SEC on February 4, 2022 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (together, the “Wellington Companies”). The Schedule 13G indicates that Wellington Companies have sole voting power with respect to none of these shares, shared voting power with respect to 6,870,659 of these shares, sole dispositive power with respect to none of these shares. The Schedule 13G also indicates that Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP have shared dispositive power with respect to 7,031,543 and Wellington Management Company LLP has shared dispositive power with respect to 6,814,203 of these shares.

(6)	Includes 100,000 shares held by the Rodney O. Martin Jr. 2006 Irrevocable Insurance Trust, an estate planning trust for the benefit of certain members of Mr. Martin’s family.
(7)	Amounts include, for directors, vested RSUs awarded as compensation. See “Part II: Compensation Matters-Non-Employee Director Compensation-Director Equity Awards.”
(8)
Amounts include, for directors and executive officers, unvested RSUs and deferred stock units issued pursuant to deferred compensation plan arrangements. For executive officers, amounts also include unvested PSUs. The ultimate number of common stock shares earned at vesting of PSUs is formulaically determined, with potential payout value ranging from 0% to 150% depending on the achievement of certain performance factors.

Voya 2022 Proxy Statement	77

Part V: Other Information
Frequently Asked Questions About our Annual Meeting
When and where is our Annual Meeting?
We will hold our Annual Meeting on Thursday, May 26, 2022, at 11:00 a.m., Eastern Daylight Time. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/VOYA2022, thus facilitating maximum participation by our shareholders.
Who can participate in our Annual Meeting?
You are entitled to participate in our Annual Meeting if you were a shareholder of record of Voya as of the close of business on March 29, 2022, which we refer to in this proxy statement as the “Record Date”, or if you hold a valid proxy for the Annual Meeting. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you must request a legal proxy from your broker or nominee to participate and vote at the Annual Meeting.
How do I attend the Annual Meeting virtually?
You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOYA2022 and using your 16-digit control number to enter the meeting.
What if I have trouble participating in the Annual Meeting?
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 10:45 a.m., Eastern Daylight Time. If you encounter any difficulties accessing the virtual meeting during the check-in time or during the annual meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/VOYA2022.
How can I submit questions?
If you wish to submit a question, you may do so in a few ways. If you want to ask a question before the meeting, you may do so at www.proxyvote.com. You may also access copies of our proxy materials at www.proxyvote.com. If you want to submit your question during the annual meeting, you may submit your question by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/VOYA2022 and type your question into the “Ask a Question” field. Alternatively, a telephone number will be included on the virtual meeting platform and you may ask a question by calling that number.
What are the rules of conduct Q&As?
We have published rules of conduct Q&As for the annual meeting on www.virtualshareholdermeeting.com/ VOYA2022. You will find in the rules of conduct:
1.	What types of questions will be allowed and answered;
2.	The number of questions allowed per shareholder;
3.	Time guidelines for questions; and
4.	What happens if we run out of time and there are unanswered questions.
Will you archive the meeting for future viewing?
Yes, we will archive the meeting on our investor relations website at investors.voya.com for future viewing.
Why did I receive this proxy statement?
The Board is soliciting proxies to be voted at the Annual Meeting. Under the NYSE rules, the stock exchange on which our common stock is listed, we are required to solicit proxies from our shareholders in connection with any meeting of our shareholders, including the Annual Meeting. Under the rules of the SEC, when our Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to shareholders), containing certain required information. These materials will be first made available, sent or given to shareholders on or about April 14, 2022.

Voya 2022 Proxy Statement	78

What is included in our proxy materials?
Our proxy materials include:
▪	This proxy statement;
▪	A notice of our 2022 Annual Meeting of Shareholders (which is attached to this proxy statement); and
▪	Our Annual Report to Shareholders for 2021.
If you request to receive printed versions of these materials by mail (rather than through electronic delivery), these materials will also include a proxy card or voting instruction form. If you received or accessed these materials through the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.
Why didn’t I receive a paper copy of these materials?
SEC rules allow companies to deliver a notice of Internet availability of proxy materials to shareholders and provide Internet access to those proxy materials, in lieu of providing paper materials. Shareholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.
What is “householding?”
We send shareholders of record at the same address one copy of the proxy materials unless we receive instructions from a shareholder requesting receipt of separate copies of these materials.
If you share the same address as multiple shareholders and would like the Company to send only one copy of future proxy materials, please contact Computershare Trust Company, N.A. (Computershare) at 118 Fernwood Avenue, Edison, New Jersey 08837. You can also contact Computershare to receive individual copies of all documents. You may also contact the Corporate Secretary at Voya Financial, Inc., 230 Park Avenue, New York, New York, 10169, Attention: Law Department, Office of the Corporate Secretary or at 212-309-8200.
What is a proxy?
It is your legal designation of another person to vote the stock you own. The other person is called a proxy. When you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Company has designated four of the Company’s officers to act as proxies at the Annual Meeting.
Who can vote by proxy at the Annual Meeting?
Persons who held stock as of the close of business on the Record Date, March 29, 2022, can vote their stock at the annual meeting, either by participating in the online meeting or by executing (manually, telephonically, or electronically) a proxy card or voting instruction form.
What will shareholders vote on at the Annual Meeting?
At the Annual Meeting, our shareholders will be asked to cast votes on the following items of business:
▪	The election of the ten directors who make up our Board;
▪	An advisory vote on the approval of executive compensation; and
▪	A vote to ratify the appointment of Ernst & Young LLP as the Company’s auditors for 2022.
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline in our by-laws for shareholder director nominations and other proposals has passed. However, if any other matter should properly come before the meeting, the officers we have designated to act as proxies will vote the stock for which they have received a valid proxy according to their best judgment.
How many votes do I have?
You will have one vote for every share of common stock of Voya that you owned at the close of business on the Record Date, March 29, 2022.

Voya 2022 Proxy Statement	79

What constitutes a quorum for the Annual Meeting?
A majority of the outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. On the Record Date, there were 102,137,565 shares of common stock outstanding. A quorum must be present before any action can be taken at the Annual Meeting, except an action to adjourn the meeting.
What is the difference between holding shares as a shareholder of record and as a beneficial owner of common stock held in “street name”?
Shareholder of Record: If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares.
Shares Held in “Street Name”: If your shares of common stock are held in an account at a brokerage firm, bank, broker- dealer or other similar organization (which we refer to in this proxy statement as a “financial intermediary”), then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the financial intermediary holding your account and, as a beneficial owner, you have the right to direct your financial intermediary as to how to vote the shares held in your account.
How do I vote?
The manner in which you cast your vote depends on whether you are a shareholder of record or you are a beneficial owner of shares held in “street name.” In order to vote your shares, you may vote:
	If you are a shareholder of record	If you hold your shares in “street name”
By Internet-Advance Voting:	www.proxyvote.com	www.proxyvote.com
By Internet at our Annual Meeting:	www.virtualshareholdermeeting.com/VOYA2022	www.virtualshareholdermeeting.com/ VOYA2022
By Telephone	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided.	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your financial intermediary makes available.
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.
How do I revoke my proxy?
If you hold your shares in street name, you must follow the instructions of your broker or bank to revoke your voting instructions. Otherwise, you can revoke your proxy by executing a new proxy or by voting at the meeting.
How do I vote my shares held in the Company’s 401(k) plans?
The trustee of the plans will vote your shares in accordance with the directions you provide by voting on the voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. If your proxy is not returned or is returned unsigned, the trustee will vote your shares in the same proportion as are all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

Voya 2022 Proxy Statement	80

How will my shares be voted if I do not give specific voting instructions?
The voting of shares for which a proxy has been executed, dated and delivered, but for which no specific voting instructions have been provided, depends on whether the shares are held by a shareholder of record or are held beneficially in “street name”, and if shares are held in “street name”, on the financial intermediary through which beneficial ownership is held.
Are you a Shareholder of Record?	Are you a Beneficial Owner of Shares Held in “Street Name”?
✔ If you are a shareholder of record and you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this proxy statement, and the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting.
✔ While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating, Governance and Social Responsibility Committee and nominated by our Board.

✔ If you are a beneficial owner of shares and your brokerage firm, bank, broker-dealer or other similar organization does not receive voting instructions from you, the manner in which your shares may be voted differs, depending on the specific resolution being voted upon.
✔ Ratification of Auditors. For the resolution to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, NYSE rules provide that brokers that have not received voting instructions from their customers at least ten days before the meeting date may vote their customers’ shares in the brokers’ discretion. This is called broker-discretionary voting. The foregoing rule does not apply, however, if your broker is an affiliate of our Company. In such a case, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as are the other shares voted with respect to the resolution.
✔ All other matters. All other resolutions to be presented at our Annual Meeting are considered “non-discretionary matters” under NYSE rules, and your brokerage firm, bank, broker-dealer or other similar organization may not vote your shares without voting instructions from you (“broker non-votes”). Therefore, you must provide voting instructions in order for your vote to be counted.

Voya 2022 Proxy Statement	81

What vote is required for adoption or approval of each matter to be voted on?
The chart below sets forth each item of business that we expect to be put before our shareholders at the Annual Meeting, and for each such item: the voting options available, the vote required to adopt or approve, the voting recommendation of our Board, the effect of abstaining from the vote, whether such item is a “discretionary matter” for which brokers may cast discretionary votes and the effect of broker non-votes.
Proposal	Voting Options	Vote Required	Directors’ Recommendation	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Election of Directors	You may vote FOR, AGAINST, or ABSTAIN for each nominee for director.	For each nominee, election requires a number of FOR votes that represents a majority of the votes cast FOR or AGAINST each nominee for director.	FOR all Director Nominees. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees.	Abstentions are not counted as a vote cast and will therefore have no effect on the vote.	No	No effect
Advisory Vote to Approve Executive Compensation	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the executive compensation of our NEOs.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	You may vote FOR, AGAINST, or ABSTAIN on the resolution to ratify the appointment.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to voteon the matter.	FOR the ratification of the appointment. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution.	Yes	N/A
Who counts the votes?
Votes will be counted by Computershare Trust Company, N.A.
How will the results of the votes taken at our Annual Meeting be reported?
We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC, and will be available at www.sec.gov and on our website at www.voya.com.
How do I inspect the list of shareholders of record?
A list of the shareholders as of the Record Date of March 29, 2022 will be available for inspection during ordinary business hours at our headquarters at 230 Park Avenue, New York, New York, 10169, from May 16, 2022 to May 26, 2022. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/VOYA2022.

Voya 2022 Proxy Statement	82

How do I submit a shareholder proposal or director nominations for the 2023 Annual Meeting?
Shareholders who wish to present proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2023 Annual Meeting of Shareholders must submit their proposals to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, New York, 10169. Proposals must be received on or before December 15, 2022 unless our 2023 Annual Meeting of Shareholders is held more than 30 days before or after the anniversary date of the 2022 Annual Meeting, in which case proposals must be received a reasonable time before we begin to print and send proxy materials for the 2023 Annual Meeting of Shareholders. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable limitations.
In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2023 Annual Meeting of Shareholders, a notice of the matter that the shareholder wishes to present must be delivered to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, New York, 10169, not less than 90 nor more than 120 days prior to the first anniversary of the 2022 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 26, 2023 and no later than February 25, 2023. If, however, our 2023 Annual Meeting of Shareholders is held before the date that is 30 days before the anniversary date of the 2021 Annual Meeting, or after the date that is 60 days after the anniversary date of the 2022 Annual Meeting, then our by-laws provide that the deadline for such a notice will be the later of the close of business on (i) the date that is 90 days before the date of our 2023 Annual Meeting of Shareholders and (ii) the tenth day following the date on which the date of our 2023 Annual Meeting of Shareholders is first publicly announced or disclosed.
Who pays the expenses of this proxy solicitation?
Expenses for the preparation of these proxy materials and the solicitation of proxies for our Annual Meeting are paid by the Company. In addition to the solicitation of proxies over the Internet or by mail, certain of our directors, officers or employees may solicit proxies in person, by telephone, or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. The Company has retained MacKenzie Partners, Inc. as proxy solicitor for a fee of $22,500 plus the reimbursement of any out of pocket expenses. We will reimburse brokers, including our affiliated brokers, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.
Where can I receive more information about the Company?
We file reports and other information with the SEC. This information is available on the Company’s website at www.voya.com and at the Internet site maintained by the SEC at www.sec.gov. You may also contact the SEC at 1-800-SEC-0330. The charters of our Audit; Compensation, Benefits and Talent Management; Nominating, Governance and Social Responsibility; Risk, Investment and Finance; and Technology, Innovation and Operations Committees, as well as the Company’s Corporate Governance Guidelines and the Corporate Code of Business Conduct and Ethics are available on the Company’s investor relations website, investors.voya.com.
Communications with our Board
Any person who wishes to communicate with any of our directors, our Lead Director, our committee chairs or with our independent directors as a group should address communications to the Board or the particular director or directors, as the case may be, and mailed to Voya Financial, Inc., 230 Park Avenue, New York, New York, 10169, Attention: Law Department, Office of the Corporate Secretary or sent by electronic mail to VoyaBoard@voya.com.
Code of Ethics and Conduct
Our Board has adopted a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and the NYSE listing rules. A copy of our Code of Business Conduct and Ethics is available from our investor relations website at investors.voya.com. The Company intends to satisfy any disclosure requirement under Item 5.05 of Form 8-K with respect to its code of ethics through a notice posted at investors.voya.com

Voya 2022 Proxy Statement	83

Exhibit A
Non-GAAP Financial Measures
In this proxy statement, we present Adjusted Operating Earnings, Adjusted Operating Earnings Per Share, Adjusted Operating Return on Allocated Capital and Adjusted Operating Return on Equity, each of which is a non-GAAP financial measure.
Adjusted Operating Earnings
Adjusted Operating Earnings is defined as adjusted operating earnings before income taxes excluding the impacts of DAC, VOBA, and other intangible unlocking. Adjusted operating earnings before income taxes is calculated by adjusting GAAP income (loss) from continuing operations before income taxes for the following items:
▪
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

▪
Net guaranteed benefit gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA, and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

▪
Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted Operating Earnings before income taxes with how we manage our segments;

▪
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

▪	Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted Operating Earnings that is available to common shareholders;
▪
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted Operating Earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

▪
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

▪
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

▪
Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition/merger integration expenses, severance and other third-party expenses associated with such activities and expenses attributable to vacant real estate. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Voya 2022 Proxy Statement	A-1

Adjusted Operating Return on Allocated Capital
Adjusted Operating Return on Allocated Capital is defined as adjusted operating earnings for the Wealth Solutions, Investment Management and Health Solutions Segments (tax-effected based on the actual operating effective tax rate for the period) excluding the impacts of DAC, VOBA and other intangible unlocking divided by the average capital allocated to these business segments for the period.
Adjusted Operating Earnings Per Share
Adjusted Operating Earnings Per Share is defined as adjusted operating earnings after income taxes excluding the impacts of DAC, VOBA and other intangible unlocking divided by average diluted common shares.
Adjusted Operating Return on Equity
Adjusted Operating Earnings Per Share is defined as adjusted operating earnings after income taxes excluding the impacts of DAC, VOBA and other intangible unlocking divided by average common equity excluding AOCI.
Voya Financial
Reconciliation of Adjusted Operating Earnings Excluding Unlocking to Income (Loss) From Continuing Operations
($ in millions)	Year ended December 31, 2021 Pre-tax
Income (loss) from continuing operations before income taxes	$2,777
Less:
Net investment gains (losses) and related charges and adjustments	(20)
Net guaranteed benefit gains (losses) and related charges and adjustments	(1)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	812
Net income (loss) attributable to noncontrolling interest	761
Income (loss) on early extinguishment of debt-	(31)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	33
Dividend payments made to preferred shareholders	36
Other adjustments	(105)
Adjusted operating earnings before income taxes	$1,292
Less: DAC, VOBA and other intangibles unlocking	29
Adjusted operating earnings, excluding unlocking	$1,263

Voya 2022 Proxy Statement	A-2

Voya Financial
Calculation and Reconciliation of Adjusted Operating Return on Allocated Capital
($ in millions, unless otherwise indicated)	Year ended December 31, 2021
Total Voya Financial, Inc. Shareholders' Equity - end of period	$8,253
Total Voya Financial, Inc. Shareholders' Equity - average for period	$8,234
Net income (loss) available to Voya Financial, Inc.	$2,090
Return on Voya Financial Inc. Equity	25.4%

Total Voya Financial, Inc. Shareholders' Equity - average for period	$8,234
Less: Accumulated Other Comprehensive Income (AOCI) - average for period	2,189
Plus: Total Voya Debt - average for period	2,877
Total Capitalization (Excluding AOCI) - average for period	$8,921
Less: Corporate Segment Capital - average for period	4,256
Total Allocated Capital - average for period	$4,666
After-tax adjusted operating earnings, excluding unlocking	$1,030
After-tax Corporate adjusted operating earnings	(223)
After-tax adjusted operating earnings, excluding unlocking and Corporate	$1,253
Quantitative Adjustment(1)	(44)
After-tax adjusted operating earnings, excluding unlocking and Corporate, and including Quantitative Adjustments(1)	$1,209
Adjusted Operating Return on Allocated Capital	25.9%
(1)	Includes adjustments made by the Compensation, Benefits and Talent Management Committee, primarily for incentive compensation expenses reported in Corporate.

Voya 2022 Proxy Statement	A-3

Voya Financial
Reconciliation of Adjusted Operating Return on Equity (ROE) and Adjusted Operating Earnings Per Share (EPS)
	After-Tax		Per Share
($ in millions)	Full Year 2021	Full Year 2020	Full Year 2021	Full Year 2020
Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$2,090	$(242)	$16.61	$(1.84)
Less: Preferred stock dividends	(36)	(36)	(0.29)	(0.27)
Net income (loss) available to Voya Financial, Inc.	$2,126	$(206)	$16.90	$(1.56)
Plus: Net income (loss) attributable to noncontrolling interest	761	157	6.05	1.19
Less: Income (loss) from discontinued operations	12	(419)	0.10	(3.18)
Income (loss) from continuing operations	$2,875	$370	$22.85	$2.81
Less:
Net investment gains (losses) and related charges and adjustments	(16)	18	(0.13)	0.13
Net guaranteed benefit gains (losses) and related charges and adjustments	—	17	—	0.13
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	872	(270)	6.93	(2.05)
Net income (loss) attributable to noncontrolling interest	761	157	6.05	1.19
Income (loss) on early extinguishment of debt	(24)	—	(0.19)	—
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	26	2	0.21	0.01
Dividend payments made to preferred shareholders	36	36	0.29	0.27
Other adjustments	167	(15)	1.33	(0.11)
Adjusted operating earnings	$1,053	$425	$8.37	$3.22
Less: DAC, VOBA and other intangibles unlocking	23	(118)	0.18	(0.89)
Plus: Earnings adjustments related to Individual Life Transaction[1]	—	40	—	0.30
Adjusted operating earnings, excluding unlocking, and adjusted for Individual Life Transaction[1]	$1,030	$583	$8.19	$4.42
Average Common Equity Excluding AOCI and adjusted for Individual Life Transaction[1]	$5,312	$4,807
Adjusted Operating Return on Equity (ROE)	19.4%	12.1%
2021 and 2020 Average Adjusted Operating ROE and EPS	15.8%		$6.30
(1)	Full Year 2020 includes earnings and equity adjustments related to Individual Life Transaction to align with Target assumptions

Voya 2022 Proxy Statement	A-4

Forward-Looking and Other Cautionary Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward- looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (x) changes in the policies of governments and/or regulatory authorities, and (xi) the effects of natural or man-made disasters, including pandemic events. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”)—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2021, which the Company filed with the Securities and Exchange Commission on February 22, 2022.

Voya 2022 Proxy Statement	A-5

Voya Financial
230 Park Avenue
New York, NY 10169
voya.com

VOYA FINANCIAL

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 23, 2022 for shares held in a Plan (as defined below). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VOYA2022**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 25, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64014-P64576 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOYA FINANCIAL, INC.

The Board of Directors recommends a vote FOR all nominees and FOR Items 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Lynne Biggar	☐	☐	☐
1b. Yvette S. Butler	☐	☐	☐
1c. Jane P. Chwick	☐	☐	☐
1d. Kathleen DeRose	☐	☐	☐
1e. Ruth Ann M. Gillis	☐	☐	☐
1f. Aylwin B. Lewis	☐	☐	☐
1g. Rodney O. Martin, Jr.	☐	☐	☐
1h. Byron H. Pollitt, Jr.	☐	☐	☐
1i. Joseph V. Tripodi	☐	☐	☐
1j. David Zwiener	☐	☐	☐

	For	**Against**	**Abstain**
2. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers, as disclosed and discussed in the Proxy Statement	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2022	☐	☐	☐

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered shareholders that return a signed proxy card, FOR all nominees listed in Item 1 and FOR Items 2 and 3. With respect to participants in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the "Plans"), in the absence of instructions, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

VOYA FINANCIAL, INC.
2022 ANNUAL MEETING OF SHAREHOLDERS
May 26, 2022
11:00 a.m., Eastern Daylight Time

www.virtualshareholdermeeting.com/VOYA2022

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 p.m., Eastern Daylight Time on May 25, 2022 for shares held directly and through 11:59 p.m., Eastern Daylight Time on May 23, 2022 for shares held in a Plan.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D64015-P64576

PROXY
FOR ANNUAL MEETING OF SHAREHOLDERS
VOYA FINANCIAL, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Rodney O. Martin, Jr. and Michael S. Smith, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Voya Financial, Inc. held of record by the undersigned as of March 29, 2022, at the 2022 Annual Meeting of shareholders to be held on May 26, 2022, beginning at 11:00 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/VOYA2022, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1 and FOR Items 2 and 3.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Voya Financial, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the "Plans"), then the undersigned hereby directs Voya Institutional Trust Company as Trustee of the Plans to vote all the shares of Voya Financial common stock credited to the undersigned's account as indicated on the reverse side at the meeting and at any adjournment(s) thereof. If your proxy is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

Continued and to be signed on reverse side